EXHIBIT 10.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
PEAK ASC ACQUISITION CORP.
AND
SURGIS, INC.
Dated as of January 27, 2006

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		Page
5.15	De Novo Ambulatory Surgery Center	51

	ARTICLE VI

	CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

6.1	Governmental Clearances	51
6.2	Statute or Decree	51

	ARTICLE VII

	CONDITIONS TO THE OBLIGATIONS OF COMPANY, PARENT AND MERGER SUB

7.1	Additional Conditions To The Obligations Of Company	51
7.2	Additional Conditions To The Obligations Of Parent And Merger Sub	52

	ARTICLE VIII

	TERMINATION

8.1	Termination	53
8.2	Notice of Termination	55
8.3	Expenses; Termination Fees	55

	ARTICLE IX

	INDEMNIFICATION

9.1	Grant of Indemnification	56
9.2	Representation, Cooperation; Settlement etc	57
9.3	Limitations of Liability	59
9.4	Remedies Exclusive	60
9.5	No Circular Recovery; Other Matters	60
9.6	Recovery Not Affected By Knowledge	61

	ARTICLE X

	MISCELLANEOUS

10.1	Amendment and Modification	61
10.2	Waiver of Compliance; Consents	61
10.3	Survival	61
10.4	Notices	62
10.5	Assignment; Third Party Beneficiaries	63
10.6	Governing Law	64
10.7	Specific Enforcement; Consent to Jurisdiction	64
10.8	WAIVER OF JURY TRIAL	64
10.9	Counterparts	64

TABLE OF DEFINED TERMS

Page
2005 Balance Sheet	5
Acceptable Confidentiality Agreement	40
Acquisition Proposal	41
Acquisition Transaction	41
Action	22
Additional Audit Expenses	50
Adjusted Closing Current Assets	5
Adjusted Closing Current Liabilities	6
Adverse Recommendation Change	40
Agreement	1
Alternative Definitive Agreement	40
Ancillary Agreements	16
Audited Financial Statements	50
Base Current Assets	5
Base Current Liabilities	5
Base Working Capital	5
Board	10
Certificate of Merger	2
Closing	2
Closing Cash Amount	4
Closing Date	2
Closing Date Balance Sheet	5
Closing Indebtedness Amount	4
Closing Statement	3
Closing Working Capital	5
Closing Working Capital Statement	5
Code	14
Commitment Letter	37
Company	1
Company Certificate	12
Company Common Stock	1
Company Consolidated Balance Sheet	19
Company Contract	25
Company Disclosure Statement	14
Company Employee Benefit Plans	30
Company Environmental Permits	33
Company Equityholders	1
Company ERISA Affiliate	30
Company Expenses	56
Company Facility	18
Company Financial Statements	19
Company IP Rights	26
Company Material Adverse Effect	15
Company Option Agreements	11
Company Option Plans	11
Company Options	10
Company Stockholders Agreement	17
Company Subsidiaries	15
Company Subsidiary Financial Statements	19
Company Termination Fee	56
Company Warrants	10
Confidentiality Agreement	42
Consideration Adjustment Statement	6
Consolidated Company Subsidiaries	15
Continuing Employees	45
Current Policy	45
Deductible	59
Delaware Secretary	2
DGCL	1
Dispute Notice	6
Dissenting Share Notice	13
Dissenting Shares	13
EBITDA	53
Effective Time	2
Employee Transaction Payments	5
ERISA	29
Escrow Agent	14
Escrow Agreement	14
Escrow Amount	14
Estimated Working Capital	3
Final Working Capital	8
Financing	37
GAAP	19
Government Entity	16
group health plan	31
Hazardous Material	32
Hazardous Materials Activities	33
Holder	12
HSR Act	16
Indemnification Share	59
Indemnified Party	58
Indemnifying Party	58
Initial Merger Consideration	3
IRS	31
Joinder Agreement	1

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Page
Leased Real Property	34
Lender	37
Lien	14
Losses	56
Matching Proposal	41
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	10
New Mountain	1
New Mountain Advisory Agreement	4
Northeast Ohio	50
Option Price	10
Outside Date	53
Owned Real Property	34
Parent	1
Parent Disclosure Statement	35
Parent Expenses	55
Parent Indemnified Person	56
Parent Material Adverse Effect	36
Parent Subsidiaries	45
Parent Termination Fee	55
Paying Agent	11
Paying Agent Agreement	11
Pension Plans	29
Permits	18
Permitted Liens	33
Physician Meetings	42
Post-Closing Tax Period	48
Potential Acquiror	40
Pre-Closing Tax Claim	48
Pre-Closing Tax Period	47
Pro Rata Share	3
Real Property Leases	34
Reference Date	20
Representatives	40
Seller Indemnified Person	57
Seller Transaction Expenses	4
Share Price	10
Shareholder Representative	1
Shareholder Returns	47
Side Letter	50
St. Luke’s Center	51
Straddle Period	47
Superior Offer	42
Support Agreement	1
Surviving Corporation	2
Tax	27
Tax Benefits	4
Tax Return	27
Tax Returns	27
Taxes	27
Unconsolidated Company Subsidiaries	20
WARN Act	32
Warrant Price	10
Welfare Plans	30
West Houston	50

ii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement"”) is made and entered into as of January 27, 2006 by and among United Surgical Partners International, Inc., a Delaware corporation (“Parent”), Peak ASC Acquisition Corp., a Delaware corporation and wholly-owned indirect subsidiary of Parent (“Merger Sub”), and Surgis, Inc., a Delaware corporation (“Company”):
     A. The boards of directors of Parent, Merger Sub and Company have approved the merger of Merger Sub with and into Company (the “Merger”), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.
     B. In connection with the Merger, among other things, the outstanding shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), will be converted into the right to receive cash from Parent at the rate set forth herein.
     C. Prior to the closing of the transactions contemplated by this Agreement, holders of Company Common Stock, Company Options (as defined below) and/or Company Warrants (as defined below) at the Effective Time (collectively, the “Company Equityholders”) will enter into a Joinder Agreement substantially in the form attached hereto as Exhibit A (each, a “Joinder Agreement”) pursuant to which each such holder will become a party to this Agreement and pursuant to which each such holder shall appoint New Mountain Partners, L.P. as its representative (the “Shareholder Representative”).
     D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P. (collectively, “New Mountain”), will enter into an agreement pursuant to which New Mountain will agree, among other things, to vote for the approval of the Merger and the transactions contemplated hereby and against any alternative Acquisition Proposals (as defined herein), notwithstanding any Adverse Recommendation Change (as defined below) at a duly called meeting of the stockholders of Company or, in lieu of a meeting, by executing an action by written consent of the stockholders of Company (the “Support Agreement”).
     The parties agree as follows:
ARTICLE I
THE MERGER
          1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), (i) Merger Sub shall be merged with and into Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Company shall be the surviving corporation and a wholly-owned indirect subsidiary of Parent. Company, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
          1.2 Closing; Effective Time. Unless this Agreement is terminated pursuant to Article VIII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles VI and VII (which can be satisfied prior to Closing), unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Company, Suite 450, 30 Burton Hills Boulevard, Nashville, Tennessee or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger reasonably acceptable to each of Parent and Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in accordance with the relevant provisions of DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the “Effective Time”). If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
          1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of DGCL. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with DGCL, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          1.4 Certificate of Incorporation; Bylaws.
               (a) Subject to Section 5.7(a), from and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.
               (b) Subject to Section 5.7(a), from and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.
          1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.
          1.6 Merger Consideration.
               (a) Subject to Sections 2.7, 5.14 and 5.15 and subject to the adjustments provided for in Section 1.7 and Section 1.8, cash in the amount of $200,000,000 minus (A) the Closing Indebtedness Amount (as defined in Section 1.6(c) below) minus (B) the

Seller Transaction Expenses (as defined in Section 1.6(d) below) plus (C) the Tax Benefits (as defined in Section 1.6(e) below) plus (D) the Closing Cash Amount (as defined in Section 1.6(f) below) plus (E) the Employee Transaction Payments (as defined in Section 1.6(g) below) (the “Merger Consideration”), shall be paid for all outstanding Company Common Stock and all outstanding rights to acquire Company Common Stock.
               (b) For purposes of determining the amounts to be initially paid to the Company Equityholders pursuant to Section 2.1 and Sections 2.3(b) and (f) and the amount to be deposited with the Escrow Agent (as defined below) on the Closing Date (the aggregate of such amounts, prior to any deduction for applicable withholding taxes, the “Initial Merger Consideration”), Company shall provide to Parent not later than three business days prior to the Closing Date a statement (the “Closing Statement”), with reasonable detail and otherwise in form reasonably satisfactory to Parent, certified by the Chief Financial Officer of Company and setting forth:
          (i) Company’s calculation of the Closing Indebtedness Amount, the Seller Transaction Expenses, the Tax Benefits, the Closing Cash Amount and the Employee Transaction Payments, in each case, together with a breakdown of such amounts, and, where applicable, showing the amounts owed to each person who is owed any such amounts (together with any customary payoff letters and invoices reasonably requested by Parent);
          (ii) an equity capitalization table of Company listing all record holders of Company Common Stock, Company Options and Company Warrants as of a date not less than five business days prior to the Closing Date, together with (x) a table specifying the percentages of the Initial Merger Consideration payable to each Company Equityholder pursuant to Article II prior to any deduction for applicable withholding (such percentage, with respect to each Company Equityholder, its “Pro Rata Share”), (y) the proper names and addresses of all such holders and any other information requested by Parent in connection with the determination of any withholding taxes associated with payment of Merger Consideration; and (z) in the case of Company Options and Company Warrants, a schedule identifying the exercise prices thereof; and
          (iii) Company’s estimate of the Closing Working Capital (as defined below) calculated in accordance with Section 1.7 below (such estimate, as the same may be adjusted in response to comments of Parent provided prior to the Closing, the “Estimated Working Capital”).
The Closing Statement shall be prepared by Company in good faith in consultation with Parent and its Representatives (as defined below). In connection with the preparation of the Closing Statement, Company shall provide Parent and its Representatives reasonable access during normal business hours to the personnel, accountants, books and records of Company and the Company Subsidiaries (as defined below) for purposes of assisting Parent and its Representatives in their review of the Closing Statement. Prior to Closing, the parties shall cooperate in good faith to resolve any reasonable questions or issues raised by Parent in connection with its review of the Closing Statement. If prior to the

Effective Time there shall be any change in the information set forth in the Closing Statement, Company shall provide to Parent not less than one full business day prior to the Effective Time prompt notice of such change and a revised Closing Statement.
               (c) As used herein, “Closing Indebtedness Amount” means the amount as of the Effective Time of (A) all obligations (including all obligations in respect of principal, penalties, fees and premiums, but excluding accrued interest) of Company and the Consolidated Company Subsidiaries (as defined below) for borrowed money, evidenced by notes, bonds, debentures or similar instruments (including under Company’s revolving credit facility with Bank of America, N.A.), plus (B) the amount of all capitalized lease obligations determined in accordance with GAAP (as hereinafter defined) of Company and the Consolidated Company Subsidiaries minus (C) the sum of (1) all indebtedness of Company and the Consolidated Company Subsidiaries in respect of the de novo surgery centers listed on Schedule 1.6(c) of the Company Disclosure Statement incurred from the date hereof to the Closing Date (to the extent included in clause (A) or (B) above), (2) all obligations under letters of credit issued by Company or any Consolidated Company Subsidiary (to the extent included in clause (A) above), and (3) all indebtedness or amounts relating to capitalized lease obligations, in each case, related to the Northridge Surgery Center (to the extent included in clause (A) or (B) above).
               (d) As used herein, “Seller Transaction Expenses” means all obligations and liabilities incurred by Company, the Company Subsidiaries and the Company Equityholders in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or incurred in anticipation of such transactions or any alternative transactions considered by Company to the extent such obligations and liabilities are payable or reimbursable by Company or any Company Subsidiaries as of the Effective Time, including (A) all accrued fees, costs and expenses of investment bankers, attorneys, accountants and other consultants and advisors as of the Effective Time, (B) all amounts payable in connection with such transactions under the Advisory Agreement, dated as of November 4, 2002 between Company and New Mountain Capital, LLC (as amended, modified or supplemented from time to time, the “New Mountain Advisory Agreement”) as of the Effective Time, (C) all other obligations and liabilities that are accrued and unpaid under the New Mountain Advisory Agreement as of the Effective Time and (D) the costs of obtaining a “tail” directors and officers’ insurance policy as contemplated by Section 5.7(b) that are accrued and unpaid as of the Effective Time; provided, that Seller Transaction Expenses shall not include any Additional Audit Expenses (as defined below), Employee Transaction Payments or severance obligations and liabilities of Company arising out of the Merger and the related transactions.
               (e) As used herein, “Tax Benefits” shall mean 40% of the aggregate amount of the Option Price to be paid to all holders of Company Options pursuant to Section 2.1(b) before any withholding taxes or other required deductions.
               (f) As used herein, “Closing Cash Amount” shall mean all cash and cash equivalents of Company and the Consolidated Company Subsidiaries (whether or not its use is restricted to certain designated purposes) as reflected on the Closing Date Balance Sheet less any amounts used between the time of determination of the Closing Date Balance Sheet and the Effective Time which are used to satisfy or pay any Closing Indebtedness Amounts or Seller Transaction Expenses.

               (g) As used herein, “Employee Transaction Payments” shall mean the transaction bonus payments described on Schedule 1.6(g) of the Company Disclosure Statement that shall be made by Company to the employees of Company identified on such Schedule 1.6(g) in connection with the transactions contemplated by this Agreement on the Closing Date, which amount shall equal $620,000.
          1.7 Working Capital and Other Adjustments.
               (a) Not later than four (4) business days prior to the Closing Date, Company shall deliver to Parent a statement of Base Working Capital. “Base Working Capital” shall be calculated by subtracting Base Current Liabilities from Base Current Assets. “Base Current Assets” means the current assets of the Company and its Consolidated Subsidiaries as set forth on the audited consolidated balance sheet as of December 31, 2005 contained in the Audited Financial Statements (as defined below) (the “2005 Balance Sheet”) less, to the extent reflected in the 2005 Balance Sheet, (i) all cash and cash equivalents of Company and the Company Subsidiaries (whether or not its use is restricted to certain designated purposes) as reflected on the 2005 Balance Sheet, (ii) all current deferred tax assets and (iii) all receivables related to insurance proceeds. “Base Current Liabilities” means the current liabilities of the Company and its Consolidated Subsidiaries as set forth on the 2005 Balance Sheet less, to the extent reflected in the 2005 Balance Sheet, (i) all obligations (including all obligations in respect of principal, penalties, fees and premiums, but excluding accrued interest) of Company and the Consolidated Company Subsidiaries for borrowed money, evidenced by notes, bonds, debentures or similar instruments (including under Company’s revolving credit facility with Bank of America, N.A.), (ii) the amount of all capitalized lease obligations determined in accordance with GAAP of Company and the Consolidated Company Subsidiaries, (iii) all accruals related to Seller Transaction Expenses, and (iv) all current deferred tax liabilities. Notwithstanding anything contained herein to the contrary, in the event that Company takes the action with respect to West Houston described in Section 5.14(b), appropriate adjustments shall be made in determining Base Working Capital and Closing Working Capital to reflect the disposition of West Houston as contemplated by Section 5.14(b).
               (b) The Initial Merger Consideration shall be (i) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is greater than Base Working Capital and (ii) reduced on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is less than Base Working Capital.
               (c) As promptly as practicable, but no later than 90 days after the Closing Date, Parent will deliver to the Shareholder Representative an unaudited consolidated balance sheet of Company as of the close of business on the business day immediately prior to the Closing Date (the “Closing Date Balance Sheet") together with a statement (the “Closing Working Capital Statement”) of Closing Working Capital. The Closing Date Balance Sheet shall be prepared using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in preparing the 2005 Balance Sheet. The Closing Working Capital Statement shall set forth a calculation of Closing Working Capital. “Closing Working Capital” shall be calculated by subtracting Adjusted Closing Current Liabilities from Adjusted Closing Current Assets. “Adjusted Closing Current Assets” means the current assets of the Company and its Consolidated Subsidiaries as set forth on the Closing Date Balance Sheet less, to the extent reflected in the Closing Date Balance Sheet, (i) all amounts relating to the Closing Cash Amount, (ii) all current deferred tax assets, and (iii) all amounts relating to the Tax Benefits. “Adjusted Closing Current Liabilities” means the current liabilities of the Company and its Consolidated Subsidiaries as set forth on the Closing Date Balance Sheet less, to the extent reflected in the Closing Date Balance Sheet, (i) all obligations (including all obligations in respect of principal, penalties, fees and premiums, but excluding accrued interest) of Company and the Consolidated Company Subsidiaries for borrowed money, evidenced by notes, bonds, debentures or similar instruments (including under Company’s revolving credit facility with Bank of America, N.A.), (ii) the amount of all capitalized lease obligations determined in accordance with GAAP of Company and the Consolidated Company Subsidiaries, (iii) all accruals relating to Seller Transaction Expenses, (iv) all accruals relating to the Additional Audit Expenses, (v) all accruals relating to the Employee Transaction Payments (vi) all current deferred tax liabilities and (vii) all accruals for severance relating to the Merger and the related transactions. Notwithstanding anything in this Agreement to the contrary, in no event shall amounts included in the clause (A) or (B) of the definition of Closing Indebtedness Amount, Seller Transaction Expenses, Tax Benefits, the Closing Cash Amount and the Employee Transaction Payments for purposes of determining the Merger Consideration also be taken into account for purposes of determining Closing Working Capital.
               (d) At the time of delivery of the Closing Working Capital Statement, Parent shall also provide to the Shareholder Representative a statement (the “Consideration Adjustment Statement”) containing a calculation of the Closing Indebtedness Amount, Seller Transaction Expenses and the Closing Cash Amount, in each case, derived from the Closing Date Balance Sheet, the Tax Benefits derived from the actual Option Price taking into account any adjustments to the Merger Consideration effected pursuant to Section 1.8, and the Employee Transaction Payments derived from the actual amounts paid to employees receiving Employee Transaction Payments at or prior to the Closing.
               (e) The Shareholder Representative may dispute the amount of Closing Working Capital specified on the Closing Working Capital Statement, and/or any or all of the Closing Indebtedness Amount, the Seller Transaction Expenses, the Closing Cash Amount, the Tax Benefits and the Employee Transaction Payments specified on the Consideration Adjustment Statement by delivering to Parent, within 45 days after delivery to the Shareholder Representative of the Closing Working Capital Statement, a notice (a “Dispute Notice”) of such dispute setting forth in reasonable detail the Shareholder Representative’s calculation of Closing Working Capital, the Closing Indebtedness Amount, the Seller Transaction Expenses, the Closing Cash Amount, the Tax Benefits or the Employee Transaction Payments, and a reasonably detailed description of the basis for the dispute. In the case of Closing Working Capital, the only basis permitted for such a dispute is that Closing Working Capital was not determined in accordance with Section 1.7(c) above. In the case of a dispute relating to Closing Working Capital, except as may be specified in such Dispute Notice, the Shareholder Representative shall be deemed to have agreed that all other requirements of the Closing Working Capital Statement have been complied with and that all other calculations and amounts contained in the Closing Working Capital Statement are correct. In the case of the Tax Benefits, the only basis permitted for such a dispute is that the aggregate Option Price used to determine Tax Benefits did not reflect the actual Share Price, taking into account the adjustments contemplated by Section 1.8. In the case of the Employee Transaction Payments, the only basis permitted for such a dispute is that the aggregate amount does not reflect the amounts actually paid. Any Dispute Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by persons (who shall be identified by name) and documents relied upon by the Shareholder Representative as forming the basis of such disagreement. Any facts, statements or documents not identified with reasonable particularity in the Dispute Notice may not be cited by the Shareholder Representative in any written submission, nor offered by the Shareholder Representative into evidence or the record, at any proceeding conducted pursuant to Section 1.7(f), or in any ancillary, enforcement or other proceedings brought in connection therewith.
               (f) If a Dispute Notice shall be duly delivered pursuant to Section 1.7(e), Parent and the Shareholder Representative shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the disputed matters referred to in the Dispute Notice in order to determine, as may be required, the amount of Closing Working Capital, the Closing Indebtedness Amount, the Seller Transaction Expenses, the Closing Cash Amount, the Tax Benefits and the Employee Transaction Payments. Closing Working Capital and the Closing Cash Amount shall not be less than the amount thereof shown in Parent’s calculation delivered pursuant to Section 1.7(c) or Section 1.7(d), respectively, nor more than the amount thereof shown in the Shareholder Representative’s calculation delivered pursuant to Section 1.7(e). The Closing Indebtedness Amount and the Seller Transaction Expenses shall not be more than the amount thereof shown in Parent’s calculation delivered pursuant to Section 1.7(d), nor less than the amount thereof shown in the Shareholder Representative’s calculation delivered pursuant to Section 1.7(e). The Tax Benefits shall be determined based on the actual Option Price as determined after taking into account all adjustments contemplated by Section 1.8. The Employee Transaction Payments shall be determined based on the aggregate actual Employee Transaction Payments made by the Company at or prior to the Closing, which in no event shall exceed $620,000. If, during such period, Parent and the Shareholder Representative are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young LLP or, if such firm is unable to serve in such capacity, PricewaterhouseCoopers LLP or, if neither such firm is able to serve in such capacity, another firm of independent accountants of nationally recognized standing reasonably satisfactory to Parent and the Shareholder Representative (which shall not have or have had any material relationship with Parent or the Shareholder Representative) promptly to review this Agreement and such disputed matters for the purpose of determining, as may be required, the amount of Closing Working Capital, the Closing Indebtedness Amount, the Seller Transaction Expenses, the Closing Cash Amount, the Tax Benefits and the Employee Transaction Payments. In any such case, a single partner having special expertise with respect to settlement of such disputes of the selected accounting firm shall act for the firm in the determination proceeding, and such partner shall render a written decision as to each such disputed matter, as promptly as practicable, including a statement in reasonable detail of the basis for each such decision. In making such determination, such partner of the selected firm shall consider only those matters properly specified in the Shareholders Representatives’ Dispute Notice in accordance with Section 1.7(e). Such decision shall be final and binding upon Parent, the Shareholder Representative and the Company Equityholders and will be fully enforceable. In the event the review involves a review of Closing Working Capital, the cost of such review and decision shall be borne (i) by the Company Equityholders if the difference between Final Working Capital and Shareholder Representative’s calculation of Closing Working Capital delivered pursuant to Section 1.7(e) is greater than the difference between Final Working Capital and Parent’s calculation of Closing Working Capital delivered pursuant to Section 1.7(c), (ii) by Parent if the first such difference is less than the second such difference and (iii) otherwise equally by Parent and the Company Equityholders. If the review does not involve a review of Closing Working Capital, (i) by the Company Equityholders if the Company Equityholders are required to make a payment pursuant to Section 1.8(a), (ii) by Parent if Parent is required to make a payment pursuant to Section 1.8(a) and (iii) otherwise equally by Parent and the Company Equityholders.
               (g) Parent and the Shareholder Representative agree that they will, and Parent agrees to cause Company and the Company Subsidiaries to, until such time as Final Working Capital, the Closing Indebtedness Amount, the Seller Transaction Expenses, the Closing Cash Amount, the Tax Benefits and the Employee Transaction Payments have been determined in accordance with this Section 1.7, cooperate and assist in the preparation and review of the Closing Working Capital Statement and the determination of Closing Working Capital, the preparation and review of the Consideration Adjustment Statement and the determination of the Closing Indebtedness Amount, the Seller Transaction Expenses, the Closing Cash Amount, the Tax Benefits and the Employee Transaction Payments, and in the conduct of the reviews referred to in this Section 1.7, including, and as promptly as practicable (but in any case prior to the expiration of the 30-day period referred to in Section 1.7(f)), subject to normal procedures associated with such preparation and reviews, by making available books, accounting records and work papers, by delivering copies thereof, and by using all reasonable efforts to make available the persons identified in the Dispute Notice and other personnel, as reasonably requested by the other party, and to make such representations as are customarily required by independent accountants in connection with such preparation and reviews; provided, however, that any failure of either party to comply with this Section 1.7(g) shall not be a breach of this Agreement unless the other party shall have been actually and materially prejudiced as a result of such failure.
          1.8 Purchase Price Adjustments.
               (a) If Final Working Capital is less than Estimated Working Capital, the Shareholder Representative and Parent shall cause the Escrow Agent (as defined herein) to pay to Parent, as an adjustment to the Merger Consideration, in the manner and with interest as provided in Section 1.8(b), the difference between Estimated Working Capital and Final Working Capital. If Final Working Capital exceeds Estimated Working Capital, Parent shall pay to the Shareholder Representative for distribution to the Company Equityholders in accordance with their respective Pro Rata Shares, in the manner and with interest as provided in Section 1.8(b), the difference between Final Working Capital and Estimated Working Capital. “Final Working Capital” means the Closing Working Capital (i) as shown in Parent’s calculation delivered pursuant to Section 1.7(c), if no Dispute Notice is duly delivered pursuant to Section 1.7(e), or (ii) if such a Dispute Notice is delivered, (A) as agreed by Parent and the Shareholder Representative pursuant to Section 1.7(f) or (B) in the absence of such agreement, as shown in the independent accountant’s determination delivered pursuant to Section 1.7(f); provided, that in no event shall Final Working Capital be less than Parent’s calculation of Closing Working Capital delivered pursuant to Section 1.7(c) or more than the Shareholder Representative’s calculation of Closing Working Capital delivered pursuant to Section 1.7(e). If the Closing Indebtedness Amount plus the Seller Transaction Expenses minus the Closing Cash Amount minus the Tax Benefits minus the Employee Transaction Payments, as finally determined pursuant to Section 1.7, exceeds the Closing Indebtedness Amount plus the Seller Transaction Expenses minus the Closing Cash Amount minus the Tax Benefits minus the Employee Transaction Payments, as set forth on the Closing Statement, then the Shareholder Representative and Parent shall cause the Escrow Agent to pay to Parent, as an adjustment to the Merger Consideration, in the manner and with interest as provided in Section 1.8(b), the amount of such excess. If the Closing Indebtedness Amount plus the Seller Transaction Expenses minus the Closing Cash Amount minus the Tax Benefits minus the Employee Transaction Payments, as finally determined pursuant to Section 1.7, are less than the Closing Indebtedness Amount plus the Seller Transaction Expenses minus the Closing Cash Amount minus the Tax Benefits minus the Employee Transaction Payment, as set forth on the Closing Statement, then Parent shall pay to the Shareholder Representative for distribution to the Company Equityholders in accordance with their respective Pro Rata Shares, in the manner and with interest as provided in Section 1.8(b), as an adjustment to the Merger Consideration, the amount of such shortfall. For administrative convenience, amounts payable under this Section 1.8(a) shall be netted.
               (b) Any net payment due pursuant to Section 1.8(a) shall be made within five days after the Final Working Capital has been determined. If payment pursuant to Section 1.8(a) is required to be made by Parent, such payment shall be made to the Shareholder Representative for distribution to the Company Equityholders in accordance with their Pro Rata Shares. If payment pursuant to Section 1.8(a) is required to be made by the Company Equityholders, the Shareholder Representative and Parent shall direct the Escrow Agent to make payment by wire transfer to an account specified by Parent. In the event that the funds in the escrow account established pursuant to the Escrow Agreement (as defined below) are insufficient to pay such amounts to Parent, such amounts shall be treated as Losses subject to indemnification under Section 9.1(a) (without giving effect to any of the limitations set forth in Section 9.3). The amount of any payment to be made pursuant to Section 1.8(a) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.
ARTICLE II
CONVERSION OF SHARES; TREATMENT OF
COMPANY OPTIONS AND WARRANTS
          2.1 Conversion of Shares; Treatment of Company Options and Company Warrants. As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of Company or Merger Sub:
               (a) Subject to Sections 2.6 and 2.7, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined herein)), shall be automatically converted into the right to receive cash in an amount equal to the Share Price (as defined below). All such shares of Company Common Stock, when so converted, shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Share Price.
               (b) Each option to purchase Company Common Stock that is outstanding immediately prior to the Effective Time (the “Company Options”), shall be converted into the right to receive cash in an amount equal to the Share Price less the exercise price of such Company Option (the “Option Price”).
               (c) Each warrant to purchase Company Common Stock that is outstanding immediately prior to the Effective Time (the “Company Warrants”) shall be converted into the right to receive cash in an amount equal to the Share Price less the exercise price of such Company Warrant (the “Warrant Price”). All such Company Warrants, when so converted, shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such securities shall thereafter represent only the right to receive the Warrant Price.
               (d) Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such Company Common Stock, without interest.
               (e) Each share of common stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock of the Surviving Corporation.
               (f) For purposes of this Agreement, “Share Price” is the Merger Consideration plus the total exercise price of all Company Options plus the total exercise price of all Company Warrants less the aggregate amount of the Employee Transaction Payments, divided by the sum of (A) the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time and (B) the number of shares of Company Common Stock issuable upon the exercise of Company Options and the Company Warrants.
               (g) Without limiting any other provision of this Agreement, the Share Price, Option Price and Warrant Price shall each be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Company Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.
          2.2 Company Options and Warrants.
               (a) Prior to and effective as of the Effective Time, Company, the board of directors of the Company (the “Board”) and each relevant committee of the Board shall take such actions as are necessary to obtain (i), if necessary, the written consent of the holder of each Company Option to the cancellation of the Company Options and (ii) the written consent of the holder of the Company Warrants to the cancellation of the Company Warrants in accordance with this Section 2.2. Subject to having obtained any necessary consents from the holders of Company Options and Company Warrants, the Company shall cause the Board or each relevant committee of the Board to adopt any amendments to the plans of the Company Options (the “Company Option Plans”) or the agreements in connection with the Company Options (the “Company Option Agreements”) and the Company Warrants which may be necessary or desirable to implement such cancellations.
               (b) Company shall take all actions necessary to provide that all Company Option Agreements related to Company Options and Company Warrants shall be terminated as of the Effective Time and the provisions in any Company Option Plan or any other plan providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company shall be modified as of no later than the Effective Time to conform to the provisions of this Agreement regarding treatment of Company Options. Further, Company shall take all actions reasonably necessary to ensure that following the Effective Time no holder of a Company Option Agreement or any participant in any Company Option Plan or any holder of the Company Warrants or any other plan shall have any right thereunder to acquire any capital stock of Company or the Surviving Corporation or any interest in respect of any capital stock of Company or the Surviving Corporation other than the right to receive cash as set forth in this Agreement.
          2.3 Exchange of Certificates.
               (a) At or prior to the Effective Time, Parent shall enter into an agreement (the “Paying Agent Agreement”) with a bank or trust company selected by Parent and reasonably acceptable to Company to act as the paying agent for the payment of Merger Consideration to the holders of Company Common Stock, Company Options and Company Warrants (the “Paying Agent”).
               (b) At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Paying Agent in trust for the benefit of the holders of Company Common Stock, Company Options and Company Warrants and for exchange pursuant to this Section 2.3 the Merger Consideration (net of required tax withholdings) payable to the Company Equityholders pursuant to Section 2.1. The Paying Agent shall invest any cash held by it under the Paying Agent Agreement as directed by Parent and any interest and other income resulting from such investments shall be for the benefit of Parent. Any portion of such funds which remain undistributed for six months after the Effective Time shall be delivered to Parent, and the Holders (as defined below) who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration, subject to escheat and abandoned property and similar laws.
               (c) Promptly after the Effective Time (and in no event later than two business days after the Effective Time), Parent shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form (or, in the case of holders of Company Options, such other instruments as may be reasonably required to effect payment of the Option Price to such Holder) and, in each case reasonably acceptable to Parent and the Shareholder

Representative (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates and Company Warrants shall pass, only upon proper delivery of the Company Certificates and Company Warrants to the Paying Agent) and instructions for surrender of the Company Certificates and the Company Warrants. Upon surrender to the Paying Agent of a Company Certificate or Company Warrant, together with such letter of transmittal duly executed (and any enclosures or other documents required thereby), or, in the case of a Holder of Company Options, such other instrument, the Holder shall be entitled to receive in exchange therefor the Merger Consideration payable to such Holder in accordance with Section 2.1, and such Company Certificate or Company Warrant so surrendered shall forthwith be canceled. No Merger Consideration will be distributed to a person in respect of a Company Certificate or Company Warrant who is not the registered owner of a surrendered Company Certificate or Company Warrant unless (i) the Company Certificate or Company Warrant so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Company Certificate and each Company Warrant shall be deemed to represent, for all purposes, the right to receive the Share Price or the Warrant Price, as applicable, with respect to the shares of Company Common Stock and Company Warrants formerly represented thereby. For purposes of this Agreement, “Company Certificate” means a certificate that immediately prior to the Effective Time represented shares of Company Common Stock and “Holder” means a person who holds (i) one or more Company Certificates, (ii) one or more Company Warrants or (iii) Company Options as of the Effective Time. Notwithstanding the foregoing, the parties hereto agree that payments to holders of Company Options may be made in such other manner as Parent and the Shareholder Representative may mutually agree.
                    (d) All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Warrants exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Warrants which were issued and outstanding immediately prior to the Effective Time.
                    (e) Notwithstanding anything to the contrary in this Agreement, neither the Paying Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to any holder of shares of Company Common Stock, Company Options or Company Warrants for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
                    (f) Notwithstanding anything to the contrary in the Agreement, in the event that a Holder requests to receive payment of the portion of the Merger Consideration payable to such Holder pursuant to Section 2.1, directly as of the Closing Date, Company and Parent shall cooperate with such Holder to permit such Holder to receive payment in such manner; provided, that such Holder has executed and delivered a Joinder Agreement and executes and delivers at least five (5) business days prior to the Closing the documents such

Holder would otherwise have been required to deliver if such Holder were to receive payment from the Paying Agent. Any payment in excess of $1,000,000 to be made pursuant to this Section 2.3(f) shall, at the request of the Holder, be made by wire transfer of immediately available funds to an account provided to Parent by such Holder at least five (5) business days prior to the Closing. Any amounts paid directly to Holders pursuant to this Section 2.3(f) shall be deducted from the amount of the Merger Consideration to be deposited with the Paying Agent at or prior to the Effective Time.
          2.4 Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Pro Rata Share of the Merger Consideration payable with respect to such Company Certificates; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Company Certificates to agree to indemnify Parent, the Surviving Corporation and the Paying Agent against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.
          2.5 Dissenter’s Rights.
               (a) Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Company Common Stock in the Merger (“Dissenting Shares”), shall not be converted into the right to receive the Share Price, as provided in Section 2.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such stockholder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Share Price to which such holder is entitled, without interest or dividends thereon.
               (b) Company shall give Parent and the Shareholder Representative prompt notice of any demands received by Company for appraisal of Company Common Stock. Prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands, and Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand for payment.
               (c) Company shall promptly but not later than ten (10) business days following the date of this Agreement mail to each stockholder of the Company that had not voted or executed a written consent approving this Agreement a notice (the “Dissenting Share Notice”) stating that this Agreement has been approved by stockholders of the Company holding the requisite number of shares of Company Common Stock and that appraisal rights are available for holders of Company Common Stock in accordance with Section 262 of the DGCL. Such notice shall also include a copy of such Section 262. Company shall provide a draft copy of the Dissenting Share Notice to Parent at least three business days prior to such mailing and shall incorporate all comments reasonably proposed by Parent to such Dissenting Share Notice. Following the Effective Time, Parent shall cause the Surviving Corporation to deliver such other notices and to take such other actions as may be required in accordance with Section 262 of the DGCL and to keep the Shareholder Representative reasonably apprised thereof.
          2.6 Required Withholdings. Company and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.
          2.7 Escrow. At Closing, Parent shall deposit in cash in United States dollars an amount equal to five percent (5%) of the Initial Merger Consideration determined after taking into account the adjustment contemplated by Section 1.7(b) (the “Escrow Amount”) with an escrow agent reasonably satisfactory to Company and Parent (the “Escrow Agent”) for the purposes of securing the payment of (i) the indemnification obligations of the Company Equityholders pursuant to Section 5.12 and Article IX and (ii) the obligations of the Company Equityholders pursuant the Section 1.8(a). The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”). The Escrow Amount shall be held as a trust fund and shall not be subject to any pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature (“Lien”), attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Upon the termination of the Escrow Agreement, any portion of the Escrow Amount remaining shall be distributed in accordance with the terms and provisions of the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE COMPANY
EQUITYHOLDERS
Company and each Company Equityholder makes to Parent and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Company Disclosure Statement”). The Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III and items included in the Company Disclosure Statement with respect to one section of this Agreement shall be deemed to be disclosed for any other section of this Agreement to the extent that the relevance of the disclosure in such other section is reasonably apparent.

          3.1 Organization, Etc.
               (a) Each of Company and the Company Subsidiaries (as defined below) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Company and the Company Subsidiaries is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. “Company Subsidiaries” means each entity in which Company has an equity investment, whether or not such investment is directly or indirectly owned, whether or not such entity is wholly owned, majority owned or less than majority owned and whether or not such entity is a “subsidiary” of Company under GAAP. Notwithstanding the foregoing, the term Company Subsidiary does not include Doctor’s Surgery Center of Kingman, LLC; Four States Surgery Center, LLC; and Eastgate Building Center, LLC. Schedule 3.1(a) of the Company Disclosure Statement lists each entity in which the Company has an equity interest, directly or indirectly, the jurisdiction of its organization, and specifically identifies each Company Subsidiary whose financial results are, in accordance with GAAP, reflected in the consolidated financial statements of Company (“Consolidated Company Subsidiaries”).
     For the purposes of this Agreement, “Company Material Adverse Effect” means any change, effect or circumstance that either individually or in the aggregate with all other changes, effects or circumstances (i) is, has been or is reasonably expected to be materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of Company and the Company Subsidiaries, or (ii) would reasonably be expected to prevent Company from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time. Notwithstanding the foregoing, with respect to item (i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, event or effect arising from or relating to general business or economic conditions which does not disproportionately affect Company and the Company Subsidiaries, taken as a whole, as compared to other industry participants impacted thereby; (B) any adverse change, event or effect relating to or affecting the healthcare industry generally, which does not disproportionately affect Company and the Company Subsidiaries, taken as a whole, as compared to other industry participants impacted thereby; and (C) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger.
               (b) Neither Company nor any of the Company Subsidiaries is in material violation of any provision of its certificate or articles of incorporation or bylaws or, in the case of any Company Subsidiary that is not a corporation, any equivalent organizational document. Schedule 3.1(b) of the Company Disclosure Statement sets forth (i) the full name of each entity in which Company has an equity interest, directly or indirectly, the ownership interest of Company in such entity and (ii) each jurisdiction in which Company and each of the Company

Subsidiaries is qualified to do business. Company has made available to Parent accurate and complete copies of the certificate or articles of incorporation and bylaws and, in the case of any Company Subsidiary that is not a corporation, any other equivalent organizational documents, as currently in effect, of Company and each of the Company Subsidiaries.
          3.2 Authorization of Transactions. Company has full corporate power and authority to execute and deliver this Agreement and, to the extent a party thereto, each of the Escrow Agreement, the Paying Agent Agreement, the Support Agreement, each Joinder Agreement and each of the other agreements, certificates and instruments being or to be executed and delivered in connection with this Agreement and the Closing (collectively, the “Ancillary Agreements”), and to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the vote of the Board and will be submitted to the stockholders of Company for approval, at a duly called meeting of the stockholders of Company or, in lieu of a meeting, by an action by written consent of the stockholders of Company, owning at least a majority of the shares of Company Common Stock and no other corporate proceedings on the part of Company, or actions on the part of any Company Equityholder, are or will be necessary to authorize this Agreement and each of the Ancillary Agreements or to consummate the Merger and the other transactions contemplated hereby and thereby. The Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
          3.3 No Violations, Etc.
               (a) No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality (“Government Entity”) is necessary on the part of Company or any Company Subsidiary for the consummation by Company of the Merger and the other transactions contemplated hereby except (i) for the filing of the Certificate of Merger as required by DGCL, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) as set forth on Schedule 3.3 of the Company Disclosure Statement.
               (b) Except as set forth in Schedule 3.3 of the Company Disclosure Statement, neither the execution and delivery of the Agreement or any of the Ancillary Agreements, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor compliance by Company with all of the provisions hereof and thereof, will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of Company or any Company Subsidiary (or, in the case of any Company Subsidiary that is not a corporation, the equivalent organizational documents of such Company Subsidiary), (ii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Company or any Company Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of payment, termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material Company Contract (as defined in Section 3.12). Schedule 3.3 of the Company Disclosure Statement lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under (i) any Company Contracts, or (ii) except for those whose failure to obtain will not have a Company Material Adverse Effect, any of Company’s or any Company Subsidiaries’ other notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations.
          3.4 Capitalization.
               (a) The authorized capital stock of Company consists of 2,000,000 shares of Company Common Stock. As of the date hereof, all of the outstanding shares of Company Common Stock are held of record and beneficially owned by the persons and in the respective amounts set forth in Schedule 3.4(a) of the Company Disclosure Statement and there are no shares of Company Common Stock held in treasury. All outstanding shares of Company Common Stock are duly authorized and have been validly issued, are fully paid and nonassessable and none of the outstanding shares of Company Common Stock were issued in violation of the Securities Act of 1933, as amended, or laws of any state or jurisdiction.
               (b) Except for the Company Options identified on Schedule 3.4(b) of the Company Disclosure Statement, and the Company Warrants identified on Schedule 3.4(b) of the Company Disclosure Statement, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Company, or obligating Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.
               (c) Schedule 3.4(b) of the Company Disclosure Statement sets forth the following information with respect to each Company Option and each Company Warrant: the holder thereof, the aggregate number of shares issuable thereunder, the grant date, the expiration date, the exercise price and the vesting schedule including a description of any acceleration provisions. Each of the Company Options is either currently exercisable or will become exercisable at or prior to the Effective Time.
               (d) Except for the Stockholders’ Agreement among Company, New Mountain and certain of the Company’s Equityholders (the “Company Stockholders Agreement”) and the Support Agreement, to the knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company Common Stock.
          3.5 Compliance with Laws; Permits; Certification by Medicare and Medicaid; Licenses; Certificates of Need.

               (a) Except as provided for on Schedule 3.5(a) of the Company Disclosure Statement, neither Company nor any Company Subsidiary is in violation in any material respect of any law that is material to the Company or any Company Subsidiary, including all federal and state healthcare laws. Notwithstanding the foregoing, the Company makes no representation with respect to the matters covered in Sections 3.5 (b) though (h) except to the extent set forth in such sections.
               (b) Company and the Company Subsidiaries have all material permits, licenses and franchises from Governmental Entities (“Permits”) that are required to conduct their businesses as now being conducted and as proposed to be conducted, except for those which are the subject of the disclosures in Sections 3.5(d), (e) and (f) below. Such Permits are not subject to any conditions or requirements that are not generally imposed on the holders thereof, and all such Permits are valid and in full force and effect; and no proceeding is pending or, to the knowledge of Company, threatened, to revoke, suspend, cancel, terminate or otherwise adversely modify any such Permit. Company and the Company’s Subsidiaries are in compliance in all material respects with the terms of the Permits.
               (c) Company and the Company’s Subsidiaries have adopted a voluntary compliance program to promote compliance with laws and regulations, a copy of which has been delivered to Parent. To the knowledge of Company, no individual employed by or contracting independently with the Company or any Company Subsidiary is excluded from participation in the Medicare or Medicaid programs or is listed on the excluded individuals list published by the United States Department of Health and Human Services Office of the Inspector General.
               (d) All surgery centers owned or operated as continuing operations by Company or a Company Subsidiary (each a “Company Facility”) are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare or Medicaid programs and are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for reimbursement. Neither Company, nor to Company’s knowledge, any Company Subsidiary has received a notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect to either the Medicare or Medicaid program of any pending or threatened investigations.
               (e) Each Company Facility is licensed by the proper State Department of Health (or similar agency) to conduct its business in substantially the manner conducted by such Company Facility. Schedule 3.5(e) of the Company Disclosure Statement contains a true and correct listing of all such licenses. The Company Facilities are presently in substantial compliance with all the terms, conditions and provisions of such licenses. Company has heretofore made available to Parent correct and complete copies of all such licenses. The facilities, equipment, staffing and operations of the Company Facilities satisfy the applicable state licensing requirements in all material respects. Each Company Facility is certified by the Accreditation Association for Ambulatory Health Care or the Joint Commission on Accreditation of Healthcare Organizations.

               (f) Any Certificates of Need required for the construction or operation of Company or any Company Subsidiary’s business locations were duly obtained and such Certificates of Need, if any, will remain in full force and effect immediately after the consummation of the transactions provided for herein; provided that required regulatory filings are timely submitted.
               (g) Company has provided all material notices to, and received all material approvals from, the appropriate state and federal governmental agencies or entities when it acquired its interest, whether held as of the date hereof or previously divested, in the Company Subsidiaries.
               (h) Neither the U.S. Department of Health and Human Services nor any state agency has conducted or given Company or any Company Subsidiary any notice that it intends to conduct any audit or other review of any Company Subsidiary’s participation in the Medicare or Medicaid programs.
          3.6 Financial Statements. The audited consolidated balance sheet (the “Company Consolidated Balance Sheet”), income statement and statement of cash flow (including, in each case, any related notes thereto) of Company as of and for the year ended December 31, 2004 and the unaudited consolidated balance sheet, income statement and statement of cash flow of Company as of and for the nine month period ended September 30, 2005 (collectively, the “Company Financial Statements”), (x) were prepared in accordance with generally accepted accounting principles in the United States of America as in effect from time to time applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, except for the absence of footnote disclosures) and (y) fairly present the consolidated financial position of Company as at the respective dates thereof and its consolidated results of operations and cash flows for the periods indicated, consistent with the books and records of Company and the Company Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. Company has made available to Parent the unaudited balance sheets, income statements and statements of cash flows of each Company Subsidiary for the year ended December 31, 2004 and for the nine months ended September 30, 2005 (the “Company Subsidiary Financial Statements”). Each of the Company Subsidiary Financial Statements (x) was prepared in accordance with GAAP (except (i) as may be indicated in the notes to the Company Financial Statements, (ii) for the absence of footnote disclosures, and (iii) for any adjustments that are reflected in the books and records of Company that relate to financial records of Company and would otherwise be allocated to the applicable Company Subsidiary) and (y) fairly presents the financial position of the applicable Company Subsidiary as at the respective date thereof and the results of operations and cash flows of the applicable Company Subsidiary for the periods indicated, consistent with the books and records of such Company Subsidiary, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be material in amount. The audited consolidated balance sheet, income statement and statement of cash flows (including, in each case, any related notes thereto) of Company as of and for the year ended December 31, 2005 to be contained in the Audited Financial Statements, (x) will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (y) will fairly present the consolidated financial position of Company as at the date thereof and its consolidated results of operations and cash flows for the period indicated, consistent with the books and records of Company and the Company Subsidiaries.
          3.7 Absence of Undisclosed Liabilities. Neither Company, nor any of the Company Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the unaudited consolidated balance sheet of the Company as of September 30, 2005 and the related notes thereto included in the Company Financial Statements, (ii) liabilities reflected in the balance sheets of the Company Subsidiaries other than the Consolidated Company Subsidiaries (the “Unconsolidated Company Subsidiaries”) included in the Company Subsidiary Financial Statements, (iii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, (iv) normal or recurring liabilities incurred since September 30, 2005 (the “Reference Date”) in the ordinary course of business consistent with past practice none of which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect (and not relating to any violation of law or breach of contract) and (iv) liabilities under this Agreement.
          3.8 Absence of Changes or Events. Since the Reference Date, no state of facts, change, event or effect that has had or could reasonably be expected to have Company Material Adverse Effect has occurred and, in addition, except as has occurred after the date hereof as contemplated by this Agreement, Company has not, and no Company Subsidiary has, directly or indirectly:
               (a) other than as set forth on Schedule 3.8 of the Company Disclosure Statement purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock or other ownership interests of Company or any Company Subsidiary, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity interests of Company or a Company Subsidiary (other than dividends or other distributions payable by a Company Subsidiary to its owners in accordance with its organizational documents);
               (b) other than as set forth on Schedule 3.8 of the Company Disclosure Statement authorized for issuance, issued, sold, delivered, granted or issued any capital stock or other equity securities (other than upon exercise of the Company Options and Company Warrants), options, warrants, calls, subscriptions or other rights for, or issued or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock or other ownership interest of Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock or ownership interests of Company or any Company Subsidiary;
               (c) (i) created or incurred any indebtedness for borrowed money exceeding $250,000, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $250,000, (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to Company and the Company Subsidiaries taken as a whole, or involving in excess of $250,000;
               (d) instituted any material change in accounting methods, principles or practices other than as required by GAAP;
               (e) revalued any of its assets (other than accounts receivable) in excess of $250,000 in the aggregate;
               (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;
               (g) (i) increased in any manner the compensation of any of its directors or employees, other than in the ordinary course of business and consistent with past practice, (ii) granted any severance or termination pay to any person other than in the ordinary course of business and consistent with past practice; (iii) other than in the ordinary course of business consistent with past practice entered into any oral or written employment, consulting, indemnification or severance agreement with any person; (iv) other than as required by law or consistent with past practice, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Company Options;
               (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties or assets (including intangible, real, personal or mixed);
               (i) amended its or any Company Subsidiary’s articles of incorporation, bylaws, or any other organizational document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (j) made any capital expenditures in any calendar month which exceeded $250,000;
               (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;
               (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;
               (m) incurred any Lien or encumbrance on any material properties owned, leased or operated by Company or any Company Subsidiary other than Permitted Liens (as hereinafter defined);

               (n) closed any operating facility, operation or business previously operated by Company or any Company Subsidiary; or
               (o) agreed or proposed to do any of the things described in the preceding clauses (a) through (n) other than as expressly contemplated or provided for in this Agreement.
          3.9 Ownership of Subsidiaries. Company is directly or indirectly the record and beneficial owner of, and has good and valid title to, the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries as set forth on Schedule 3.1(b) of the Company Disclosure Statement. All of such shares or ownership interests have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Company free and clear of any claim, Lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares or ownership interests, and there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock (or other equity interests) of any Company Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares (or other equity interests). Schedule 3.9 lists all purchases and sales of units (or other equity interests) effected since January 1, 2004 to the date hereof relating to any Company Subsidiary which owns or is expected to own an ambulatory surgery center.
          3.10 Litigation.
               (a) Except as set forth on Schedule 3.10 of the Company Disclosure Statement, there is no private or governmental claim, action, suit (whether in law or in equity) or proceeding of any nature (“Action”) pending and, to the knowledge of Company, there is not any private or governmental investigation threatened against Company, any of the Company Subsidiaries, or involving any of their assets or capital stock, before any court, governmental or regulatory authority or body, arbitration tribunal or other Governmental Entity. There is no Action pending or, to the knowledge of Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.
               (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body or agency or arbitration tribunal or other Governmental Entity to which Company, any Company Subsidiary, or any of their assets is or was a party or by which Company, any Company Subsidiary, or any of their assets is bound.
          3.11 Insurance. Schedule 3.11 of the Company Disclosure Statement lists all insurance policies (including property, casualty, liability and workers’ compensation insurance policies) covering the business, properties or assets of Company and the Company Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $100,000 made against any such policies since January 1, 2004. All such policies are in effect, and true and complete copies of all such policies have been made available to Parent. Company has not received notice of the cancellation or threat of cancellation of any of such policy. To the knowledge of

Company, all physicians with staff privileges conducting business or other activities at any facility operated by Company or any Company Subsidiary meets the minimum eligibility requirements set forth in Company’s (or the applicable Company Subsidiaries’), professional liability insurance policy. Neither Company nor any of the Company Subsidiaries, nor, to the knowledge of Company, any other party to a policy appearing on Schedule 3.11 of the Company Disclosure Statement is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy.
          3.12 Contracts and Commitments.
               (a) Except as contemplated by this Agreement or entered into subsequent to the date hereof in accordance with Section 5.1, neither Company, nor any of the Company Subsidiaries, is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:
                    (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations, sales-based bonus or other bonus arrangements, profit sharing, loss sharing, stock option, stock purchase, stock appreciation, deferred compensation or other plan or arrangement for the benefit of its current or former directors, officers, employees or independent contractors;
                    (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement;
                    (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets, equity interests or a business other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;
                    (iv) agreements, contracts or commitments for the purchase of materials, supplies or equipment, under which the aggregate payments for the past 12 months exceeded $500,000 (or $100,000 with respect to any operating facility, operation or business operated by any Company Subsidiary), which are with sole or single source suppliers;
                    (v) guarantees or other agreements, contracts or commitments under which Company or any of the Company Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation, (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation, or (C) indemnification obligations to employees, officers and directors or any such agreement as described in items (A) through (C) where such obligation has been guaranteed by any affiliate of Company;
                    (vi) any management agreements, any partnership agreements and operating agreements of Company and Company Subsidiaries;
                    (vii) any acquisition agreements of Company and any Company Subsidiaries relating to the direct or indirect purchase of more than a ten percent interest in an entity that operates an ambulatory surgery center (and all material ancillary agreements relating thereto);
                    (viii) agreements providing for (A) indemnification obligations owed by Company or any Company Subsidiary, (B) purchase price adjustment or (C) other post-closing, post-execution or other contingent liabilities in connection with any (X) acquisition, disposition or issuance of assets or securities, (Y) merger, consolidation or other business combination or (Z) series or group of related transactions or events of the type specified in clauses (X) and (Y);
                    (ix) any loan agreements by Company and Company Subsidiaries with any employees of Company or any employees of Company Subsidiaries;
                    (x) powers of attorney authorizing the incurrence of a material obligation on the part of Company or the Company Subsidiaries;
                    (xi) agreements, contracts or commitments which limit or restrict (A) where Company or any of the Company Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Company or any of the Company Subsidiaries;
                    (xii) agreements, contracts or commitments with respect to a change of control of Company or any of the Company Subsidiaries (other than Company Employee Benefit Plans);
                    (xiii) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit, or notes, bonds or similar instruments (except credit extended by Company or any of the Company Subsidiaries to customers in the ordinary course of business and consistent with past practice);
                    (xiv) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;
                    (xv) any capital lease entered into by Company or any Company Subsidiary;

                    (xvi) agreements with a physician who owns an equity interest in, or refers patients to, one of the Company Subsidiaries that operates an ambulatory surgery center;
                    (xvii) any management or similar agreement with any health care facility whether or not owned or operated by Company or any Company Subsidiary; and
                    (xviii) any consulting contract with any person or entity involving annual payments in excess of $50,000.
     Each contract, agreement or commitment of the type described in this Section 3.12 together with Real Property Leases (as defined below) is referred to herein as a “Company Contract.”
               (b) Neither Company nor any of the Company Subsidiaries, nor to the knowledge of Company any other party to a Company Contract, has materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any Company Contract.
               (c) Each Company Contract is a valid, binding and enforceable obligation of Company or a Company Subsidiary, as applicable, and to the knowledge of Company, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect has not had, or could not reasonably be expected to have, a Company Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights governing or by general principles of equity.
               (d) Company has made available a true, accurate and complete copy of each Company Contract to Parent and a summary of any oral contract listed on Schedule 3.12 to the Company Disclosure Statement.
          3.13 Labor Matters; Employment and Labor Contracts.
               (a) None of Company or any of the Company Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Company or any of the Company Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Company and the Company Subsidiaries is in compliance in all material respects with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements.
               (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Company or any of the Company Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Company or any of the Company Subsidiaries who are not currently organized. Except as set forth on Schedule 3.13(b) of the Company Disclosure Statement, there are no material controversies pending or, to the knowledge of Company or any of the Company Subsidiaries, threatened, between Company or any of the Company Subsidiaries and any of their respective employees or former employees. The employment of each of the employees of Company and each Company Subsidiary is “at will” (except for non-U.S. employees) and Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice (except as otherwise required by applicable law) prior to terminating the employment of any of their respective employees.
          3.14 Intellectual Property Rights. Except as set forth on Schedule 3.14 of the Company Disclosure Statement:
               (a) Schedule 3.14(a) of the Company Disclosure Statement sets forth a list of all U.S. and foreign (i) issued patents and patent applications, (ii) trademark registrations and applications (including Internet domain name registrations), and (iii) copyright registrations and applications, which are owned by the Company or the Company Subsidiaries;
               (b) to the knowledge of Company, Company and the Company Subsidiaries own or have the right to use all material intellectual property (including all trade names), used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the “Company IP Rights”);
               (c) to the knowledge of Company, (i) the businesses of Company and the Company Subsidiaries, do not infringe or otherwise violate any person’s intellectual property rights, and there is no such claim pending or threatened against Company or any Company Subsidiary, and (ii) no person is infringing or otherwise violating any of the Company IP Rights, and there is no such claim pending or threatened against any person by Company or the Company Subsidiaries;
               (d) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a material breach of any instrument or agreement governing any Company IP Rights, (ii) cause the material modification of any term of any material agreements whereby the Company or one of the Company Subsidiaries (x) grants or obtains a license to use intellectual property, or (y) pays material royalties with respect to intellectual property (other than agreements granting licenses with respect to available commercial software having an acquisition price of less than $50,000), including the material modification of the effective rate of any royalties or other payments provided for in any such agreement, (iii) cause the forfeiture or termination of any Company IP Rights, (iv) give rise to a right of forfeiture or termination of any Company IP Rights or (v) impair in any material respect the right of Company or the Surviving Corporation to use, sell or license any Company IP Rights or portion thereof;
               (e) to the knowledge of Company, none of the employees of Company or any of the Company Subsidiaries is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of Company and the Company Subsidiaries or that would conflict with the business of Company as presently conducted or proposed to be conducted. Neither Company nor any of the Company Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Company or any of the Company Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements, reseller agreements or distribution agreements, arising in the ordinary course of business;
               (f) the Company and the Company Subsidiaries take commercially reasonable measures to protect the confidentiality of its trade secrets; and
               (g) to the knowledge of Company, Company and the Company Subsidiaries comply in all material respects with its privacy policies and terms of use, as well as applicable laws concerning use, dissemination and transfer of data and information used by the applicable Company or Company Subsidiary in the conduct of the business of the applicable Company or Company Subsidiary.
          3.15 Taxes.
               (a) For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any obligations imposed by law to pay amounts described in clause (a)(i) with respect to the obligations of another person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and (iii) any obligations or liabilities arising from any tax sharing or tax allocation agreement, arrangement or understanding or as a result of any liability of a predecessor entity or by virtue of being a transferee of any other person, by contract or otherwise. For purposes of this Agreement, “Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, attachments, estimates, information statements and reports relating to Taxes, and any amendments thereto.
               (b) Company and each of the Company Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. All Taxes owed by Company and each of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. Company’s interim financial statements reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for the payment of all Taxes of Company and the Consolidated Company Subsidiaries, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of the Company Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures. Company has made available to Parent true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against or agreed to by Company or any Company Subsidiary since September 15, 2002.
               (c) None of Company and the Company Subsidiaries, (i) has received any notice that it is being audited by any taxing authority or is the subject of a dispute, audit, proceeding or claim concerning any Tax liability (and, to Company’s knowledge, no such audit, dispute, investigation, proceeding, or claim is pending); (ii) has waived of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iii) has granted to any person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns or paying Taxes (and, to Company’s knowledge, there is no reasonable basis for any such inquiry to be made); or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. Schedule 3.15 of the Company Disclosure Statement lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes that have been entered into or issued by any Governmental Entity with or in respect of Company or any Company Subsidiary.
               (d) None of Company and the Company Subsidiaries are, or will be after the Effective Time, bound by any tax sharing agreement (including any indemnity arrangements) or similar arrangements.
               (e) There is no Lien for Taxes on any of the assets of Company or any of the Company Subsidiaries, except for inchoate Liens for Taxes not yet due and payable.
               (f) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign tax law).
               (g) Company and each of the Company Subsidiaries have properly withheld on all amounts paid to any consultant, employee, creditor, stockholder or other third party, whether located inside or outside the United States and have paid over all such withheld amounts to the appropriate taxing authorities and complied with all reporting and recordkeeping requirements.
               (h) Except as disclosed in Schedule 3.12(a) of the Company Disclosure Statement, neither Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company or other entity which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Tax law), or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax law).

               (i) Neither Company nor any Company Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Company. Neither Company nor any Company Subsidiary is a party to any contractual obligation relating to Tax sharing or Tax allocation. Neither Company nor any Company Subsidiary has liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
               (j) Neither Company nor any Company Subsidiary is required to make any adjustments under Section 481(a) or any similar provision of foreign, state, or local law by reason of any change in accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any governmental authority requesting permission for any changes in Company’s or any Company Subsidiary’s accounting methods for Tax purposes.
               (k) Neither Company nor any Company Subsidiary will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign income tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treas. Reg. section 1.1502 (or any corresponding or similar provision or administrative rule of federal, state, local, or foreign law), (c) any installment sale or open transaction disposition made on or prior to the Closing Date or (d) any prepaid amount received on or prior to the Closing Date;
               (l) Neither Company nor any Company Subsidiary is a United States real property holding corporation within the meaning of Section 897(c) (2), or a United States real property holding corporation during the period specified in Section 897(c)(1)(A)(ii);
               (m) Company and each Company Subsidiary has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662;
               (n) Neither Company nor any Company Subsidiary has participated in a Section 355 transaction as either the “distributing corporation” or the “controlled corporation” within the meaning of Code Section 355(a)(1);
               (o) Within the last three years, neither Company nor any Company Subsidiary has had any outstanding debt on which interest is not deductible under Sections 163(i) (AHYDO), 163(j) (earnings stripping) or 279 (corporate acquisition indebtedness).
          3.16 Employee Benefit Plans; ERISA.
               (a) Schedule 3.16(a) of the Company Disclosure Statement lists all (i) “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plans”); (ii) “welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”); (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plan; bonus, profit-sharing plan or other incentive plan; deferred compensation arrangement; severance plan; holiday or vacation plan; retirement or supplemental retirement plan; sabbatical program; medical, heath-related, life or other insurance plan; relocation arrangement; cafeteria (Code Section 125) or dependent care (Code Section 129) benefit; or any other fringe benefit program; and (iv) other employee benefit or compensation plan, agreement (including individual agreement), program, policy or arrangement covering employees, directors and consultants of Company, and any Company Subsidiary that either is maintained or contributed to by Company or any of the Company Subsidiaries or any of their Company ERISA Affiliates or to which Company or any of the Company Subsidiaries or any of their Company ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”) with respect to employees or other service-providers or former employees or other service-providers of Company and the Company Subsidiaries. For purposes of this Agreement, “Company ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, including Company or any of the Company Subsidiaries.
          (b) Company and each of the Company Subsidiaries, and each of the Company Employee Benefit Plans is materially in compliance with, has performed all material obligations required under, and is not subject to material liability under, the applicable provisions of ERISA, the Code and other applicable laws, and with the terms of each Company Employee Benefit Plan. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without liability to Parent or the Surviving Corporation, and no Company Employee Benefit Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (c) All contributions to, and payments from, the Company Employee Benefit Plans which are required to have been made in accordance with the Company Employee Benefit Plans have been timely made, and timely deposits of employee contributions have been made, except where the failure to make such contributions or payments on a timely basis has not had, or could not reasonably be expected to give rise to any material liability.
          (d) Each of the Company’s Pension Plans and Company Subsidiaries’ Pension Plans intended to qualify under Section 401 of the Code, if individually designed, has received a favorable determination letter from the IRS on which the plan is entitled to rely, or, if such plan is a word-for-word adopter of a volume submitter or a master and prototype plan, may rely on the advisory or opinion letter issued by the IRS with respect to the lead or specimen plan. To the knowledge of the Company no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code.
          (e) There are no (i) to the knowledge of Company, investigations pending by any governmental entity involving the Company Employee Benefit Plans, nor (ii) pending or to the knowledge of Company, threatened claims (other than routine claims for benefits in the ordinary course of business), suits or proceedings against any Company Employee Benefit Plans, against the assets of any of the trusts under any Company Employee Benefit Plans or, against any fiduciary of any Company Employee Benefit Plans or against Company, any Company Subsidiary or any of its or their Company ERISA Affiliates with respect to the operation of such plan or asserting any rights or claims to benefits under any Company Employee Benefit Plans or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any material liability. To the knowledge of Company, there are no facts which would reasonably be expected to give rise to any material liability under this Section 3.16(e).
               (f) None of Company, any of the Company Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not reasonably be expected to result in material liability to Company or any Company Subsidiary.
               (g) Neither Company, any of the Company Subsidiaries nor any of their Company ERISA Affiliates has maintained, contributed to, or been required to contribute to, or has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any Pension Plan subject to Title IV of ERISA, any multiemployer plan, within the meaning of Section 3(37) of ERISA, or any multiple employer plan, within the meaning of Code Section 413(c).
               (h) With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Company Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent United States Internal Revenue Service (“IRS”) determination or opinion letter, if applicable. Company or any Company Subsidiary has timely filed and delivered or made available to Parent the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other governmental authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.
               (i) None of the Company Employee Benefit Plans which is a Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA “the Uniformed Services Employment and Reemployment Rights Act,” or except at the expense of the participant or the participant’s beneficiary. Company and each of the Company Subsidiaries which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, reasonably be expected to give rise to a material liability.

               (j) No liability under any Pension Benefit Plan or Welfare Plan has been funded or self-insured nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Company or any of the Company Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.
               (k) Neither the consummation of the transactions contemplated by this Agreement, nor any termination of employment or any other service relationship, will result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any current or former employee, director or consultant of Company or any of the Company Subsidiaries. There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company Subsidiary or other Company ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.
               (l) Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) neither Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company and Company Subsidiaries; and (iii) neither Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Company nor any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the effective date of this Agreement.
          3.17 Environmental Matters.
               (a) Except as otherwise disclosed in Schedule 3.17 of the Company Disclosure Statement, no underground storage tanks and no amount of any substance that has been designated by any Government Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws which term shall not include office and janitorial supplies (insofar as they are stored or used in the ordinary course of business) (a “Hazardous Material”) are present in quantity or manner that could rise to liability, as a result of the actions of Company or any of the Company Subsidiaries or, to the knowledge of Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of the Company Subsidiaries own, operate, occupy or lease or have owned, operated, occupied or leased at any time.

               (b) Neither Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Company or any of the Company Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any rule, regulation, treaty or statute promulgated by any Government Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
               (c) Company and the Company Subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and the Company Subsidiaries’ Hazardous Material Activities and other businesses of Company and the Company Subsidiaries as such activities and businesses are currently being conducted. To the knowledge of Company, there are no facts or circumstances indicating that any Company Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Company Environmental Permit has been taken.
               (d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of the Company Subsidiaries. Company does not have knowledge of any fact or circumstance which could involve Company or any of the Company Subsidiaries in any such environmental litigation. Company and the Company Subsidiaries have not received notice, nor to the knowledge of Company is there a threatened notice, that Company or the Company Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Company or any of the Company Subsidiaries for recycling, disposal, or handling of waste. Company has made available to Parent true and correct copies of all environmental reports and notifications, in its or, to the knowledge of the Company, any Company Subsidiary’s possession.
          3.18 Property; Equipment.
               (a) Company and the Company Subsidiaries have good, valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the balance sheets included in the Company Financial Statements and Company Subsidiary Financial Statements or acquired after the dates thereof, or otherwise used by the Company and the Company Subsidiaries in their respective operations, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, Liens, pledges, charges or encumbrances of any kind or character, except (i) Liens for current taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties or (iii) Liens securing debt reflected on such balance sheets; or (iv) mechanics, materialmen’s or landlord’s Liens or other similar Liens incurred in the ordinary course of business (collectively, “Permitted Liens”). The Company and the Company Subsidiaries own or have adequate rights to use all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the business of Company and the Company Subsidiaries.
               (b) The property constituting equipment used by Company or any Company Subsidiary performs the functions required of it in connection with the ordinary course of such user’s operations, and is adequate in all material respects to fully equip and operate, on an ongoing basis as of the date hereof and following the Closing Date, the business of each such entity at its present level of operations, ordinary wear and tear excepted.
               (c) Schedule 3.18(c) of the Company Disclosure Statement contains a complete and correct list of all the real property and interests in real property owned by Company and the Company Subsidiaries (“Owned Real Property”) setting forth information sufficient to specifically identify such Owned Real Property and the legal owner thereof. Company and the Company Subsidiaries have good and valid fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. There is not pending, or to Company’s knowledge, threatened, any eminent domain proceeding affecting any of the Owned Real Property. Section 3.18(c) of the Company Disclosure Statement contains a complete and correct list of all interests in real property pursuant to real property leases, subleases, licenses and use or occupancy agreements (“Real Property Leases”) pursuant to which Company or any of the Company Subsidiaries is the lessee, sub lessee, licensee, user, operator or occupant of real property, or interests therein material to the operation of the Company or any of the Company Subsidiaries (“Leased Real Property”). Each of Company and the Company Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Real Property Leases free and clear of any Liens other than Permitted Liens.
          3.19 Billing Practices; Accounts Receivable. Except as described in Schedule 3.19 of the Company Disclosure Statement, Company’s and each Company Subsidiary’s billing practices are in compliance in all material respects with all federal and state laws (including all workers’ compensation and insurance laws and regulations), and, where applicable, all contracts with insurance companies, health maintenance organizations and other third party payors. All accounts receivable of the Company and the Company Subsidiaries are valid claims and, to Company’s knowledge, are not subject to any defenses, offsets, claims or counterclaims, except for contractual allowances, discounts and refunds in accordance with the ordinary course of Company’s business conducted on and prior to the Closing Date. Although Company has no knowledge of any reason why such accounts receivable will not be collected on a timely basis, Company is not guaranteeing the collectibility of such accounts receivable.
          3.20 Related Party Transactions. Except for transactions and agreements disclosed on Schedule 3.20 of the Company Disclosure Statement or entered into in the ordinary course of business and under commercially reasonable terms, neither Company nor any of the Company Subsidiaries has entered into (A) any agreement, commitment or transaction with or for the benefit of any of its executive officers (or an affiliate of such executive officer or family member thereof), that requires payments in excess of $60,000 or (B) any agreement, commitment or transaction with or for the benefit of New Mountain or any of its affiliates.

          3.21 Books and Records. The books and records (including books of account and minute books) of Company and each of the Company Subsidiaries are, in all material respects, complete and accurate, are maintained in accordance with all applicable laws and reflect all material transactions that Company and the Company Subsidiaries have engaged and contain copies of all resolutions passed by the shareholders and directors (or equivalent) of each of such entities since the date of their incorporation. True, correct and complete copies of all such books and records have been made available to Parent and its Representatives.
          3.22 Medical Staff Matters. Except as described in Schedule 3.22 of the Company Disclosure Statement, there are no pending, or to Company’s knowledge, threatened disputes with applicants, medical staff members, or allied health professionals, which (1) assert or are based upon a violation of the applicable Company Facility’s medical staff by-laws, including any “fair hearing” procedures conducted thereunder or (2) are in the process of being adjudicated or resolved pursuant to the applicable Company Facility’s medical staff by-laws. Except as set forth in Schedule 3.22 of the Company Disclosure Statement, all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Company has made available to Parent a written description of all adverse actions taken against medical staff members or applicants since January 1, 2005, a list of which is set forth on Schedule 3.22 of the Company Disclosure Statement.
          3.23 Finders or Brokers. Except as set forth on Schedule 3.23 of Company Disclosure Statement, neither Company nor any of the Company Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger. A true, correct and complete copy of the agreements identified in Schedule 3.23 of the Company Disclosure Statement has been provided to Parent.
          3.24 No Knowledge of Breach. As of the date of this Agreement, Company is unaware of any circumstances or conditions that as of the date hereof have caused or would be reasonably expected to cause, any breach of, or inaccuracy in, any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub make to Company the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Parent Disclosure Statement”). The Parent Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and items included in the Parent Disclosure Statement with respect to one section of this Agreement shall be deemed to be disclosed for any other section of this Agreement to the extent that the relevance of the disclosure in such other section is reasonably apparent.

          4.1 Organization, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. For the purposes of this Agreement, “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect would reasonably be expected to prevent Parent from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.
          4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of the Agreement and each of the Ancillary Documents, and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by a vote of the board of directors of each of Parent and Merger Sub and approval by the sole shareholder of Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. The Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
          4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby, except (i) for the filing of the Certificate of Merger as required by DGCL, (ii) compliance with the HSR Act and (iii) as set forth in Schedule 4.3 of the Parent Disclosure Statement. Neither the execution and delivery of the Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Parent or Merger Sub, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any contract that is material to Parent.

          4.4 Sufficient Funds. Parent has received, executed and delivered a commitment letter, dated December 13, 2005 (the “Commitment Letter”) from Sun Trust Bank (the “Lender”), pursuant to which the Lender has committed, subject to the terms and conditions set forth therein, to provide up to $50,000,000 out of a total of $125,000,000 in senior debt financing required to complete the transactions contemplated hereby (such financing described in the Commitment Letter, including both the portion thereof that the Lender has committed to provide and the uncommitted portion, the "Financing”). A true and complete copy of the Commitment Letter as in effect on the date of this Agreement has been furnished to Company. As of the date of this Agreement, the Commitment Letter is valid and in full force and effect. Subject to its receipt of the Financing, on the Closing Date, Parent will have sufficient funds available to pay the Merger Consideration.
          4.5 Board Approval. The board of directors of Parent has (i) approved and adopted the Agreement and (ii) determined that this Agreement is fair to and in the best interests of the stockholders of Parent. The board of directors of Merger Sub has approved and adopted this Agreement and determined that this Agreement is fair to and in the best interests of its stockholders.
          4.6 Litigation. There is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.
          4.7 Finders or Brokers. Parent has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.
          4.8 No Knowledge of Breach. As of the date of this Agreement, Parent is unaware of any circumstances or conditions not otherwise communicated to Company in writing that as of the date hereof have caused or would be reasonably expected to cause, any breach of, or inaccuracy in, any representation or warranty made by Company in this Agreement or any Ancillary Agreement.
ARTICLE V
COVENANTS
          5.1 Conduct of Company Business During Interim Period. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, Company, except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, will, and will cause each of the Consolidated Company Subsidiaries to, and will use reasonable efforts to cause each of the Unconsolidated Company Subsidiaries to (i) conduct its operations according to its ordinary and usual course of business and consistent with past practices, (ii) use reasonable efforts to preserve intact its business, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement and except as set forth on Schedule 5.1 of the Company Disclosure Statement, prior to the earlier of the termination of this Agreement or Effective Time Company will not, and will not permit any of the Consolidated Company Subsidiaries to, and will use reasonable efforts to prevent any of the Unconsolidated Company Subsidiaries to, without the prior written consent of Parent, directly or indirectly, do any of the following:
               (a) except in the ordinary course of business, enter into, violate, extend, amend, terminate or otherwise modify or waive any of the material terms of any Company Contracts.
               (b) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans, except for the acceleration of vesting of Company Options;
               (c) make or grant any right to receive severance or termination payments to any employee except payments in amounts consistent with existing policies and past practices or pursuant to written agreements or plans existing on the date hereof and disclosed in the Company Disclosure Statement, or adopt any new severance plan or enter into any new severance agreement;
               (d) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock (or other equity interests) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (or other equity interests) other than, in the case of the Company Subsidiaries only, in the ordinary course of business, consistent with past practice;
               (e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock (or other equity interests) except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof other than in the ordinary course of business, consistent with past practice;
               (f) cause, permit or propose any amendments to the certificate of incorporation or bylaws of Company;
               (g) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice;
               (h) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Company, as the case may be, or guarantee any debt securities of others;
               (i) adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;
               (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business;
               (k) split, combine or reclassify any shares of its capital stock;
               (l) except as permitted by Section 5.2 of this Agreement authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association or joint venture;
               (m) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Parent;
               (n) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;
               (o) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;
               (p) institute any change in its accounting methods, principles or practices other than as required by GAAP, or revalue any assets, including writing down the value of inventory or writing off notes or accounts receivables except as required by GAAP;
               (q) in respect of any Taxes, (i) except as required by applicable law make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment, or (ii) enter into any Tax sharing agreement (including any indemnity arrangement) or similar arrangement;
               (r) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock of Company or any Company Subsidiary, except for the issuance of Company Common Stock upon exercise of stock options or warrants granted prior to the date hereof and the issuance of capital stock or other options, warrants or other rights to purchase or acquire equity interests by Subsidiaries in the ordinary course and consistent with past practice; or
               (s) take or agree to take any action (i) which, if taken or omitted to be taken between the Reference Date and the date of this Agreement would have been required to be disclosed on Schedule 3.8 of the Company Disclosure Statement or (ii) which could reasonably be expected to result in any condition contained in Section 7.2 of this Agreement not being satisfied immediately prior to the Effective Time.
          5.2 No Solicitation.
               (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Company will not, nor will it authorize or permit any of its officers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives (“Representatives”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement, directly or indirectly, of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined).
               (b) Notwithstanding anything to the contrary contained in Section 5.2(a), Company, the Board (or any committee thereof) and their Representatives shall not be prohibited from (A) contacting any person that has made an unsolicited Acquisition Proposal after the date hereof that has not been withdrawn (a “Potential Acquiror”) for the sole purpose of clarifying such proposal and any material contingencies and the capability of consummation; (B) from furnishing information to, or entering into discussions or negotiations with any such Potential Acquiror; (C) withdrawing (or amending or modifying in a manner adverse to Parent or Merger Sub) the approval or recommendation by the Board or any committee thereof of this Agreement, the Merger or the transactions contemplated by this Agreement; (D) recommending, adopting or approving any such unsolicited Acquisition Proposal (any action described in this clause (C) or (D) being referred to as an “Adverse Recommendation Change”); or (E) subject to Section 5.2(d) below, entering into any definitive agreement with respect to any Acquisition Proposal (a “Alternative Definitive Agreement”) if, and only if, (1) in each case referred to in clauses (A) through (E) above, Company has otherwise complied with its obligations under this Section 5.2, New Mountain has otherwise complied with its obligations under Section 3.2 of the Support Agreement and the Board, after consultation with its outside counsel, has determined in good faith that the failure to cause Company to take such action would be inconsistent with its fiduciary duties under applicable law; (2) in the case of clause (B) above, (x) Company first enters into a confidentiality agreement with a Potential Acquiror on terms no less favorable to Company than the Confidentiality Agreement (as defined herein) (an “Acceptable Confidentiality Agreement”) and provides a copy thereof to Parent and (y) the Board has reasonably determined in good faith that such Acquisition Proposal is reasonably likely to lead to a Superior Offer (as hereinafter defined); (3) in the case of each of clause (D) or (E) above, the Board has reasonably determined in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal constitutes a Superior Offer; and (4) in the case of clause (E) above, the effectiveness of such Alternative Definitive Agreement is conditioned upon the termination of this Agreement pursuant to this Section 8.1(f) and Company complying with its obligations under Section 8.3 of this Agreement.
               (c) In addition to the obligations of Company set forth in Section 5.2(a), Company shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that Company reasonably believes could lead to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any request for nonpublic information or inquiry which Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry made after the date hereof.
               (d) Notwithstanding anything contained in this Agreement to the contrary, immediately following any determination of the Board to authorize Company to enter into any Alternative Definitive Agreement, and in all cases not less than five (5) business days prior to Company’s entering into such Alternative Definitive Agreement or terminating this Agreement pursuant to Section 8.1(f), Company shall give Parent written notice of its intent to take such action. Any such notice shall include the identity of the person or group making the Alternative Proposal and the final terms and conditions thereof (including a copy of the proposed Alternative Definitive Agreement and all related agreements, exhibits and schedules). For a period of five (5) business days following the receipt of such notice, Company shall in good faith afford Parent the opportunity to offer to revise the terms and conditions of this Agreement and the Ancillary Agreements such that the Alternative Proposal no longer constitutes a Superior Offer (any such offer made by Parent, a “Matching Proposal”). Company shall not be permitted to enter into any such Alternative Definitive Agreement or terminate this Agreement pursuant to Section 8.1(f) if a Matching Proposal is made during such five (5) business day period (it being understood that any amendment or modification to the terms of an Alternative Proposal in response to a Matching Proposal shall require the delivery of a new notice to Parent and a new five (5) business day matching period). In the event that Company shall terminate this Agreement pursuant to Section 8.1(f) and enter into a Definitive Alternative Agreement, Company shall deliver a copy of such Definitive Alternative Agreement and all related agreements, exhibits and schedules to Parent immediately after its execution by Company.
               (e) For purposes of this Agreement, “Acquisition Proposal” with respect to Company shall mean any offer or proposal (other than the transactions contemplated by this Agreement) relating to any Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions involving: (A) any purchase from Company or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or of any Company Subsidiary (other than an the sale of equity interests in Company Subsidiaries effected in the ordinary course of business) or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or of any Company Subsidiary or any merger, consolidation, business combination or similar transaction involving Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15%

of the consolidated assets of Company; or (C) any liquidation or dissolution of Company. For purposes of this Agreement, “Superior Offer” shall mean an Acquisition Proposal relating to all or substantially all of the assets or at least 100% equity securities of Company which the board of directors of Company determines in good faith, taking into account all legal, financial and regulatory aspects of the Acquisition Proposal, the likelihood of obtaining financing and the identity of the Potential Acquiror, is more favorable from a financial point of view to Company’s stockholders than the transactions contemplated by this Agreement.
          5.3 Access to Information.
               (a) From the date of this Agreement until the Effective Time, Company will afford to Parent, its prospective financing sources and its and their respective authorized Representatives reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and the Company Subsidiaries’ books and records, will permit Parent and its authorized Representatives to conduct inspections as they may reasonably request and will instruct its officers and those of the Company Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of October 4, 2005 between Parent and Company (the “Confidentiality Agreement”). Parent agrees that it will treat any such information in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.
               (b) During the sixteen (16) day following the date of this Agreement, Company shall use its reasonable efforts (i) to schedule meetings between Parent, its Representatives and such Company Representatives as are reasonably requested by Parent, with the members of the board of directors (or other similar governing board) of such Company Subsidiaries as Parent may request and with the physicians who own equity interests in the Company Subsidiaries (“Physician Meetings”) and (ii) to cause such Company Representatives, member of the boards of directors and physicians to attend such Physician Meetings. Parent shall use its reasonable efforts to cause its Representatives to be available for and to attend the Physician Meetings when scheduled. Parent and Company will cooperate to arrange such Physician Meetings to occur at mutually convenient times and at locations of the physicians’ choosing.
               (c) Prior to the Closing, Company shall and shall use its reasonable efforts to cause the Company Subsidiaries and their respective officers and employees to provide, all cooperation reasonably requested by Parent in connection with the arrangement of any bank financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings and due diligence sessions. Notwithstanding the foregoing, Parent acknowledges and agrees that (i) none of the Company, the Company Subsidiaries or their respective officers or employees will give, or be deemed to have given, any representation or warranty, or provided any other assurance, to any person, nor owe or accept any duty or responsibility to any person, whether in contract or in tort or otherwise, nor shall any of them be liable in respect of any Loss (as defined below) arising out of or in connection with such bank financing, including, in connection with person’s reliance upon any information delivered in connection with such bank financing and (ii) the only representations or warranties made by Company in relation to Company and the Company Subsidiaries are those expressly set forth in this Agreement and the Ancillary Agreements and solely on the terms and conditions thereof and such representations and warranties are made exclusively to Parent and no one else.
          5.4 Reasonable Efforts.
               (a) Subject to the terms and conditions herein provided, Parent, Merger Sub and Company shall use reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) using reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, (ii) using reasonable efforts to lift any legal bar to the Merger, and (iii) furnishing all information required under the HSR Act. Parent shall cause Merger Sub to perform all of its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement (other than Section 5.14), neither Parent, the Surviving Corporation, nor Company nor any of their Subsidiaries shall be required to (i) divest, hold separate or license (through a trust or otherwise) any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, or (iii) agree to any of the foregoing. Parent shall use its reasonable efforts to make all filings required to be made under the HSR Act within ten (10) days following the date of this Agreement.
               (b) Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent in connection with the Financing.
          5.5 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Merger Sub and Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except to the extent that Parent, Merger Sub or Company, as the case may be, is advised by outside counsel that such public statement may be required by applicable law (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or by the rules and regulations of or listing agreement with Nasdaq Stock Market, or as may otherwise be required by the Nasdaq Stock Market or the SEC; provided, however, that the provisions of this Section 5.5 will not prohibit any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.
          5.6 Notification of Certain Matters.
               (a) From the date hereof until the Effective Time, Company shall give prompt notice to Parent and Merger Sub of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of Company (or, to the knowledge of Company, any Company Equityholder contained in this Agreement, the Support Agreement or any Joinder Agreement) to be untrue or inaccurate in any material respect at or prior to the Effective Time (together with amendments or supplements to the Company Disclosure Statement that are necessary to correct such inaccuracy), (ii) any material failure of Company or, to the knowledge of Company, any Company Equityholder, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Company Material Adverse Effect.
               (b) From the date hereof until the Effective Time, Parent and Merger Sub shall give prompt notice to Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time (together with amendments or supplements to the Parent Disclosure Statement that are necessary to correct such inaccuracy), (ii) any material failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Parent Material Adverse Effect.
               (c) For purposes of determining the accuracy of the representations and warranties in this Agreement and the Ancillary Agreement and for purposes of determining whether the conditions set forth in Sections 7.2(a) and 7.1(a), respectively, have been fulfilled the Company Disclosure Statement and the Parent Disclosure Statement shall be deemed to exclude any information contained in any subsequent amendment or supplement thereto delivered pursuant to Section 5.6(a) or 5.6(b) above.
               (d) From and after the date of this Agreement until the Effective Time, (i) Parent agrees to notify promptly Company if Parent becomes aware of any circumstances or conditions that have caused, or would be reasonably expected to cause, any breach of, or inaccuracy in, any representation or warranty made by Company in this Agreement or any Ancillary Agreement and (ii) Company agrees to notify promptly Parent if Company becomes aware of any circumstances or conditions that have caused, or would be reasonably expected to cause, any breach of, or inaccuracy in, any representation or warranty made by Parent in this Agreement or any Ancillary Agreement.

          5.7 Indemnification Rights.
               (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are, to the extent permitted by the DGCL, at least as favorable as those contained in the Articles of Incorporation and Bylaws of Company immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Company unless such modification is required by law.
               (b) Prior to the Closing, Company shall purchase a “tail” directors’ and officers’ liability insurance policy covering those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy (the “Current Policy”) (a copy of which has been made available to Parent). Such “tail” policy shall provide for coverage on terms and conditions which are no less advantageous, in the aggregate, to former officers and directors of Company than contained in the Current Policy..
          5.8 Resignation of Directors and Officers. Prior to the Effective Time, Company shall use its reasonable efforts to deliver to Parent the resignations of such directors and officers of Company and Company Subsidiaries (which directors and officers are also employees of Company or Surgis Management, Inc.) as Parent shall specify at least ten business days prior to the Closing, effective at the Effective Time. For avoidance of doubt, no resignation tendered pursuant to this Section 5.8 shall be considered a resignation or termination of employment by such person.
          5.9 Employee Benefit Matters.
               (a) For a period of one year immediately following the Closing Date, Parent, the Surviving Corporation or another Parent Subsidiary (as defined below) shall provide each employee of Company and each employee of Surgis Management, Inc. as of immediately prior to the Closing Date who is employed by Parent, the Surviving Corporation or another subsidiary of Parent following the Closing Date (the “Continuing Employees”) with employee benefits (including retirement programs and health and welfare benefits but excluding incentive programs and equity compensation arrangements) that are, in the aggregate, at least substantially equivalent to those provided to such Continuing Employees as of the date hereof; provided, that the foregoing shall not prohibit modifications to any employee benefit plans or arrangements in the ordinary course of business or to the extent required by applicable law. “Parent Subsidiaries” means each entity in which Parent has an equity investment, whether or not such investment is directly or indirectly owned, whether or not such entity is wholly owned, majority owned or less than majority owned and whether or not such entity is a “subsidiary” of Parent under GAAP (including, following the Closing, Company and the Company Subsidiaries).
               (b) Subject to Section 5.9(a), Parent agrees to cause all Continuing Employees to be eligible to participate in Parent’s 2001 Equity-Based Compensation Plan, Parent’s Employee Stock Purchase Plan and Parent’s health and life insurance plans, in each case, consistent with the eligibility criteria applied by Parent to other employees of Parent and the

Parent Subsidiaries. The Continuing Employees shall receive full credit for prior years of service with Company and the Company Subsidiaries on parity with Parent employees with respect to eligibility to participate in all Parent employee benefit plans, programs and policies made available to employees of Parent generally, in each case, to the extent permitted by law and the terms of such plans.
               (c) From and after the Closing Date, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing severance, employment or other similar agreements between Company or any of the Company Subsidiaries and any current or former officer, director, employee or consultant of Company or any of the Company Subsidiaries that have been disclosed on the Company Disclosure Statement.
               (d) Notwithstanding the preceding, nothing in this Section 5.9 or this Agreement shall confer upon any Continuing Employee any right or claim to continue in the employ of the Parent, the Surviving Corporation, or any Parent Subsidiary or other affiliate of Parent or shall interfere with or restrict in any way the right of Parent, the Surviving Corporation, or any Parent Subsidiary or other affiliate of Parent, which rights are hereby expressly reserved, to remove, terminate or discharge any Continuing Employee at any time for any reason or no reason.
               (e) Nothing contained in this Section 5.9 shall create any third party beneficiary rights in any employee or former employee (including any dependent thereof) of Company, any of the Company Subsidiaries or the Surviving Corporation of any nature or kind whatsoever. Notwithstanding anything to the contrary contained herein, compensation provided to Continuing Employees shall be determined by Parent in its sole discretion.
          5.10 Board Recommendation. Subject to its fiduciary duties under applicable Law, the Board shall recommend that the stockholders of Company adopt this Agreement and approve the Merger and the transactions contemplated herein.
          5.11 Shareholder Vote. Notwithstanding any Adverse Recommendation Change, Company shall, as soon as practicable after the date hereof (and in any event within ten (10) calendar days of the date hereof), either (i) take all action necessary in accordance with applicable Law and its Certificate of Incorporation and Bylaws to duly call a meeting of the stockholders of Company for the purpose of having all of the stockholders of Company approve this Agreement or (ii) take all action necessary to obtain the written consent of all Company Equityholders in accordance with applicable Law and the Certificate of Incorporation and Bylaws of Company for the purpose of having all of the stockholders of Company approve this Agreement.
          5.12 Taxes.
               (a) The Company Equityholders, Company, the Shareholders Representatives and Parent will cooperate fully, as and to the extent reasonably requested by the other parties, in connection with any Tax matters relating to Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.

               (b) All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving Company shall be terminated prior to the Closing.
               (c) The Company Equityholders and Parent shall bear equally all transfer Taxes incurred in connection with the transactions contemplated by this Agreement. Parent, or the Company Equityholders as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as may reasonably be requested to perfect any exemption from any such transfer Tax or otherwise comply with applicable reporting requirements with respect to such transfer Taxes.
               (d) The Company Equityholders shall pay (i) all Taxes of Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. § 1.1502-6 or any analogous or similar state, local, or foreign tax law or regulation and (iii) any and all Taxes of any person imposed on Company for any period as a transferee or successor in respect of a transaction occurring on or before the Closing Date, by law, contract, or otherwise; provided, however, that (A) the Company Equityholders shall be liable for Taxes pursuant to clauses (i), (ii) and (iii) above only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes in computing Closing Working Capital and (B) the Company Equityholders shall not be held liable for any Taxes attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by Parent or Company after the Closing.
               (e) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of Company based upon or measured by net income or gain which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and for such purpose, the Taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest will be deemed to terminate at such time. The amount of Taxes of Company other than transfer Taxes and Taxes that are based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
               (f) The Shareholders Representatives shall prepare and duly and timely file (i) all Tax Returns of Company that are required to be filed on or before the Closing Date, (ii) all Tax Returns of Company that are required to be filed after the Closing Date for any taxable period ending on or before the Closing Date, and (iii) all Tax Returns required to be filed with respect to Transfer Taxes (collectively, “Shareholder Returns”). All Shareholder Returns shall be prepared on a basis consistent with the most recent Tax Returns of Company except to the extent that either the Shareholder Representative determines that there is no reasonable basis for a position taken on any such recent Tax Return or Parent consents to the Company’s taking a different position, such consent not to be unreasonably withheld, conditioned, or delayed. Not later than thirty (30) days prior to the due date for filing of a Shareholder Return, the

Shareholders Representatives shall provide Parent with a copy of such Shareholder Return. The Shareholders Representatives shall make such changes to the Shareholder Return as Parent may reasonably request, and shall not file such Shareholder Return without Parent’s consent, which shall not be unreasonably withheld, conditioned, or delayed. Parent shall prepare and file all Tax Returns other than Shareholder Returns; provided, however, that not later than thirty (30) days prior to the due date for filing of a Straddle Period Tax Return, and not later than thirty (30) days prior to filing any amended Tax Return related to the Pre-Closing Tax Period, Parent shall provide the Shareholders Representatives with a copy of such Tax Return, shall make such changes to the portions of the Tax Return that relate to the Pre-Closing Tax Period as the Shareholders Representatives may reasonably request, and shall not file such Tax Return without the Shareholders Representatives’ consent, which shall not be unreasonably withheld, conditioned, or delayed. In the case of a Straddle Period Tax Return, the Company Equityholders shall pay to Parent the Company Equityholders’ share of any Taxes due with respect to such Tax Return (determined pursuant to clauses (d) and (e) above) not later than seven (7) days prior to the date for filing such Tax Return.
               (g) Company shall promptly remit to the Shareholders Representatives for distribution to the Company Equityholders any refund of Taxes of Company with respect to a Pre-Closing Tax Period, except to the extent that (i) such refund was reflected as an asset on the Closing Working Capital Statement, (ii) such refund is attributable to actions not in the ordinary course of business taken by Parent or Company on the Closing Date and after the Closing, or (iii) such refund is attributable to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a period other than a Pre-Closing Tax Period (a “Post-Closing Tax Period”), and the carryback of such Tax attribute does not reduce the amount of any refund that would otherwise be received by the Company Equityholders. Any refund of Taxes with respect to a Straddle Period shall be apportioned between the Pre-Closing and Post-Closing Tax Periods in accordance with clause (e) of this Section 5.12 (Straddle Periods). All other refunds of Taxes of Company shall be for the account of Company.
               (h) If the Company Equityholders pay a Tax for a Pre-Closing Tax Period as a result of an adjustment by a Governmental Entity of a Tax Return for such periods, and Company actually realizes a Tax benefit (including a refund, credit, or reduction in Tax) in a period other than a Pre-Closing Tax Period as a result of such adjustment, Company shall pay the amount of such Tax benefit to the Shareholders Representatives for distribution to the Company Equityholders within thirty (30) days after the filing of a Tax Return reflecting such Tax benefit (subject to the Company Equityholders entering into an indemnity arrangement reasonably satisfactory to Parent and providing for the return of such payment if such Tax benefit is ultimately disallowed).
               (i) Resolution of Tax Disputes.
                    (i) If Parent receives notice of a claim by a Governmental Entity in respect of Taxes of Company for a Pre-Closing Period which may give rise to a liability of Company Equityholders under this Agreement (a “Pre-Closing Tax Claim”), then Parent will promptly give written notice to the Shareholders Representatives; provided, however, that no delay on the part of Parent in notifying the Shareholders Representatives will relieve the Company Equityholders from any obligation under this Section 5.12, except to the extent such delay actually and materially prejudices the Company Equityholders.
                    (ii) The Shareholders Representatives will be entitled to participate at their own cost and expense in the defense of any Pre-Closing Tax Claim that is the subject of a notice given by Parent pursuant to clause (i) above. In addition, the Shareholders Representatives will have the right to defend Company against the Pre-Closing Tax Claim with counsel of its choice reasonably satisfactory to Parent so long as (A) the Shareholders Representatives give written notice to Parent within fifteen days after Parent has given notice of the Pre-Closing Tax Claim that the Company Equityholders will indemnify Parent from and against the entirety of any and all Losses Parent may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Pre-Closing Tax Claim (including any Taxes arising in a Post-Closing Tax Period as the result of the resolution of such Pre-Closing Tax Claim), (B) the Shareholders Representatives provide Parent with evidence reasonably acceptable to Parent that the Company Equityholders will have adequate financial resources to defend against the Pre-Closing Tax Claim and fulfill its indemnification obligations hereunder, and (C) the Shareholders Representatives conduct the defense of the Pre-Closing Tax Claim actively and diligently; provided, however, that the Company Equityholders will pay the fees and expenses of separate co-counsel retained by Parent that are incurred prior to the Shareholder Representative’s assumption of control of the defense of the Pre-Closing Tax Claim.
                    (iii) The Shareholders Representatives will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Pre-Closing Tax Claim without the prior written consent of Parent, which shall not be unreasonably conditioned, withheld, or delayed.
                    (iv) If the Shareholders Representatives do not deliver the notice contemplated by clause (i)(i) of this Section 5.12, or the evidence contemplated by clause (i)(ii), within fifteen (15) days after Parent has given notice of the Pre-Closing Tax Claim, or otherwise at any time fails to conduct the defense of the Pre-Closing Tax Claim actively and diligently, Parent may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Pre-Closing Tax Claim in any manner it may deem appropriate (and Parent need not consult with, or obtain any consent from, the Shareholders Representatives in connection therewith). If such notice and evidence is given on a timely basis and the Shareholders Representatives conduct the defense of the Pre-Closing Tax Claim actively and diligently but any of the other conditions in clause (ii) of this Section 5.12 is or becomes unsatisfied, Parent may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Pre-Closing Tax Claim; provided, however, that the Company Equityholders will not be bound by the entry of any such judgment not consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably conditioned, withheld, or delayed). If that Parent conducts the defense of the Pre-Closing Tax Claim pursuant to this Section 5.12(i)(iv), the Company Equityholders shall (x) advance Parent promptly and periodically the costs of defending against the Pre-Closing Tax Claim (including reasonable attorneys’ fees and expenses) and (y) remain responsible for any and all other Losses that Parent may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Pre-Closing Tax Claim.
          5.13 Audited Financial Statements. Promptly, after execution of this Agreement, Company shall use its reasonable efforts to cause to be prepared an audited consolidated balance sheet, income statement and statement of cash flow (including, in each case, any related notes thereto) of Company as of and for the year ended December 31, 2005 (the “Audited Financial Statements”). Company shall use reasonable efforts to cause the Audited Financial Statements to be prepared as promptly as practicable. To the extent paid prior on or prior to the Closing Date, Parent shall reimburse Company for all amounts in excess of $200,000 (the “Additional Audit Expenses”) paid in respect of the preparation of the Audited Financial Statements.
          5.14 Certain Operating Agreements.
               (a) Company will use its reasonable efforts to have waived the restrictions in:
                    (i) Section 5.11.2 of the limited partnership agreement, and Section 1.6 of the management agreement of West Houston Ambulatory Surgical Associates, L.P. and Section 5.11.2 of the Second Amended and Restated Agreement of Limited Partnership of Houston Ambulatory Surgical Associates, L.P. (West Houston Ambulatory Surgical Associates, L.P. and Houston Ambulatory Surgical Associates, L.P. collectively, “West Houston ”) to the extent the foregoing provisions would restrict the Parent’s ownership of Memorial Hermann Northwest Surgery Center; and
                    (ii) Section 12.2.3 of the operating agreement of Northeast Ohio Surgery Center, L.L.C. (“Northeast Ohio ”) to the extent the foregoing provisions would restrict the Parent’s ownership of Zeeba Surgery Center.
               (b) In the event Company does not obtain the waiver from West Houston referred to in Section 5.14(a)(i), the Merger Consideration will be reduced as set forth in Schedule 5.14(b) of the Company Disclosure Statement and Company will cause its ownership interest in West Houston to be transferred prior to the Closing in accordance with the terms set forth in the letter dated the date hereof between Company and Parent (the “Side Letter”).
               (c) In the event Company does not obtain the waiver from Northeast Ohio referred to in Section 5.14(a)(ii), Parent and Company will cause Parent’s ownership interest in Zeeba Surgery Center to be transferred prior to the Closing in accordance with the terms set forth in the Side Letter.
          5.15 De Novo Ambulatory Surgery Center.
               (a) Company will use its reasonable efforts to, at or prior to Closing, execute and consummate the funding of Company’s capital commitment under, the partnership, operating or other similar agreements with respect to St. Luke’s Surgery Center, LLP (the “St. Luke’s Center”).
               (b) In the event Company does not, at or prior to the Closing, execute and consummate the funding of Company’s capital commitment under, a partnership agreement with respect to the St. Luke’s Center, the Merger Consideration will be reduced as set forth in Schedule 5.15(b) of the Company Disclosure Statement and the parties will comply with the related provisions of the Side Letter.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF EACH PARTY
     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:
          6.1 Governmental Clearances. All applicable waiting periods under the HSR Act shall have expired or terminated. In addition, other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity that are required to be obtained or made prior to Closing shall have been obtained or filed.
          6.2 Statute or Decree. No statute, rule, regulation, writ, order, temporary restraining order or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF COMPANY, PARENT AND MERGER SUB
          7.1 Additional Conditions To The Obligations Of Company. The obligations of Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Company:

               (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).
               (b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
               (c) Parent and Merger Sub shall have furnished a certificate or certificates of Parent and Merger Sub executed on behalf of one or more of their respective officers to evidence compliance with the conditions set forth in Section 7.1(a) and (b) of this Agreement.
          7.2 Additional Conditions To The Obligations Of Parent And Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:
               (a) The representations and warranties of Company and the Company Equityholders set forth in this Agreement and in the Ancillary Agreements that are qualified by materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of Company and the Company Equityholders set forth in this Agreement and the Ancillary Agreements that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).
               (b) Company and the Company Equityholders shall have performed and complied in all material respects with all agreements and obligations required by this Agreement and the Ancillary Agreements to be performed or complied with by any of them on or prior to the Closing Date.
               (c) Company and New Mountain shall have furnished a certificate of Company executed by one of its officers to evidence its compliance with the conditions set forth in Section 7.2(a) and (b) of this Agreement.
               (d) The approvals, consents, notifications, waivers and releases from and to third parties set forth in Schedule 7.2(d) of the Company Disclosure Statement shall have been made or obtained, in a manner reasonably satisfactory in form and substance to Parent and its counsel, and no such approval, consent, notification, waiver or release shall have been revoked or rescinded.

               (e) Parent shall have received (i) a certificate of good standing from the jurisdiction of organization of Company dated no more than five (5) business days prior the Closing Date and (ii) a certificate from the Secretary of Company certifying as to (x) the incumbency and signatures of the officers of Company executing and delivering this Agreement and the Ancillary Agreements and (y) the resolutions, consents and other approvals of the Board and the stockholders of the Company with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;
               (f) The New Mountain Advisory Agreement shall have been terminated.
               (g) Company will have delivered to Parent a certification (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h), in the form attached as Exhibit C.
               (h) Each of the Ancillary Agreements to be executed and delivered by Company and/or the Shareholder Representative on or prior to the Closing Date shall have been executed and delivered by Company and/or the Shareholder Representative.
               (i) Company Equityholders holding shares of Company Common Stock, Company Warrants and Company Options representing at least eighty percent (80%) of the Company Common Stock outstanding as of the Closing Dates on a fully-diluted basis hall have executed and delivered a Joinder Agreement.
               (j) Parent and Merger Sub shall have obtained the proceeds of the Financing contemplated by the Commitment Letter.
               (k) Company shall have delivered to Parent the Audited Financial Statements which shall be accompanied by an unqualified audit opinion from Company’s independent public accountants. Based upon the information contained in such Audited Financial Statements a calculation shall be derived to calculate consolidated earnings before, interest, taxes, depreciation and amortization for 2005, as determined in accordance with Schedule 7.2(k) of the Company Disclosure Statement (“EBITDA”) and EBITDA shall be at least $11,700,000.
ARTICLE VIII
TERMINATION
          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:
               (a) by mutual written consent duly authorized by the boards of directors of Parent and Company;
               (b) by either Company or Parent if the Merger shall not have been consummated by April 15, 2006 (the “Outside Date”), which date may be extended by mutual consent of the parties hereto, for any reason; provided, however, that the right to terminate this

Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement. Notwithstanding the foregoing, if the failure to consummate the Merger by the Outside Date is due to a delay in obtaining approval for the transactions contemplated by this Agreement pursuant to the HSR Act, if required, the Outside Date shall be the earlier of (a) June 1, 2006 or (b) five (5) business days after approval of the transactions contemplated by this Agreement pursuant to the HSR Act;
               (c) by either Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
               (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Parent’s representations and warranties or breach by Parent remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Company to Parent (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);
               (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company or any Company Equityholder set forth in this Agreement or any Ancillary Agreement, or if any representation or warranty of Company or any Company Equityholder herein or therein shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Company’s or any Company Equityholders’ (as the case may be) representations and warranties or breach by Company or any Company Equityholder (as the case may be) remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Parent to Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination and such breach shall have given rise to the breach by Company or the applicable Company Equityholder);
               (f) by Company, upon written notice to Parent, if the Board shall have resolved to enter into, subject to the terms of this Agreement, including Sections 5.2 and 8.3 hereof, an Alternative Definitive Agreement; provided, that Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) unless Company shall have complied with its obligations under Section 5.2 and Section 8.3 and the entering into such other definitive agreement is otherwise permitted by Section 5.2; or

               (g) by Parent upon written notice to Company, at any time after 5:00 p.m. Central Time on February 12, 2006 and prior to 5:00 p.m. Central Time on February 13, 2006, if Parent determines in good faith that, as a result of (i) the Physician Meetings or (ii) the failure (other than as a result of Parent’s actions) to complete Physician Meetings with respect to ambulatory surgery centers representing at least eighty percent (80%) of the consolidated earnings before interest, taxes, depreciation and amortization of Company requested by Parent by such date, it is inadvisable for Parent to proceed with the Merger. In the event of any such termination Parent shall deliver to Company a notice setting forth in reasonable detail the reasons for Parent’s decision to terminate this Agreement.
          8.2 Notice of Termination. Except as otherwise provided in this Agreement, any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, other than the provisions of Sections 3.23 (Finders or Brokers), 4.7 (Finders or Brokers), 5.3(a) (Confidentiality), 5.5 (Public Announcements), 8.2 (Notice of Termination), 8.3 (Expenses; Termination Fees), 10.6 (Governing Law), 10.7(b) (Jurisdiction) 10.8 (Waiver of Jury Trial), will then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of breaches under this Agreement by any party on or prior to the termination date.
          8.3 Expenses; Termination Fees.
               (a) Subject to the application of Section 1.6 relating to the Seller Transaction Expenses, Section 5.13 relating to Additional Audit Expenses and Sections 8.3(b) and (c) below, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
               (b) If this Agreement is terminated pursuant to Section 8.1(f), then Company shall pay to Parent on the date of such termination by wire transfer of immediately available funds to an account designated by Parent a termination fee in an amount equal to $6,000,000 (the “Parent Termination Fee”) and shall reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants and consultants to Parent and its affiliates (whether or not such fees and other payments are measured by or based on a percentage of the Parent Termination Fee or the proposed aggregate Merger Consideration) up to an aggregate of $500,000 (the “Parent Expenses”). Company shall reimburse such Parent Expenses, promptly after receiving an invoice therefor from Parent. Parent may deliver such invoice on or after the date on which Company is obligated to pay the Parent Termination Fee to Parent.

               (c) If this Agreement is terminated pursuant to Section 8.1(b) and at the time of such termination all of the conditions to Parent’s obligations under this Agreement (other than the condition set forth in Section 7.2(j)) shall have been satisfied, then Parent shall pay to Company on the date of such termination by wire transfer of immediately available funds to an account designated by Company a termination fee in an amount equal to $6,000,000 (the “Company Termination Fee” ) and shall reimburse Company for the documented out-of-pocket fees and expenses reasonably incurred by Company in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants and consultants to Company and its affiliates (whether or not such fees and other payments are measured by or based on a percentage of the Company Termination Fee or the proposed aggregate Merger Consideration) up to an aggregate of $500,000 (the “Company Expenses”). Parent shall reimburse such Company Expenses, promptly after receiving an invoice therefor from Company. Company may deliver such invoice on or after the date on which Parent is obligated to pay the Company Termination Fee to Company.
ARTICLE IX
INDEMNIFICATION
          9.1 Grant of Indemnification.
               (a) The Company Equityholders, subject to the limitations set forth in Section 9.3, shall jointly and severally indemnify, defend and hold harmless Parent and each of its affiliates (including, following the Closing, Company and each of the Company Subsidiaries), and the Representatives of each of the foregoing persons (each, a “Parent Indemnified Person”) from and against any and all claims, losses, liabilities, obligations, lawsuits, Actions, investigations, governmental orders, deficiencies, liens, encumbrances, damages, costs and expenses of whatever nature, accrued, absolute, contingent or otherwise, including interest, penalties, fines, reasonable attorney’s fees and other costs of investigation, defense and enforcement and all amounts paid in settlement whether or not involving a third party claim (“Losses”) that are suffered or incurred by such Parent Indemnified Persons as a result of, arising out of or directly or indirectly relating to:
                    (i) any breach of, or inaccuracy in, any representation or warranty made by Company in this Agreement, any Ancillary Agreement or in any document, schedule, instrument or certificate delivered pursuant to this Agreement or any Ancillary Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, substantial compliance and “Company Material Adverse Effect” were deleted therefrom, except for the reference to “Company Material Adverse Effect in the first clause of Section 3.8 and for Section 3.19) ;
                    (ii) any breach or violation of any covenant or agreement of Company to the extent required to be performed or complied with by

Company prior to the Closing in or pursuant to this Agreement or any Ancillary Agreement;
                    (iii) amounts payable by the Company in respect of Dissenting Shares in excess of the Share Price; and
                    (iv) any claim, action, suit or proceeding (including any appraisal proceeding brought under Section 262 of the DGCL) brought by any actual or alleged current or former stockholder, optionholder or warrantholder of Company in connection with the transactions contemplated by this Agreement.
               (b) Each Company Equityholder shall severally (and solely with respect to itself) indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses that are suffered or incurred by such Parent Indemnified Persons as a result of, arising out of or directly or indirectly relating to:
                    (i) any breach of, or inaccuracy in, any representation or warranty made by such Company Equityholder in this Agreement, the Joinder Agreement, the Support Agreement or any other Ancillary Agreement or in any document, schedule, instrument or certificate delivered pursuant to this Agreement, the Joinder Agreement, the Support Agreement or any other Ancillary Agreement; and
                    (ii) any breach or violation of any covenant or agreement of such Company Equityholder in or pursuant to this Agreement, the Joinder Agreement, the Support Agreement or any other Ancillary Agreement.
               (c) Parent shall indemnify, defend and hold Company and, following the Closing, the Company Equityholders, and their respective affiliates and the Representatives of each of the foregoing persons (each, a “Seller Indemnified Person”) from and against any Losses suffered or incurred by any such Seller Indemnified Person as a result of, arising out of or directly or indirectly relating to:
                    (i) any breach of, or inaccuracy in, any representation or warranty made by Parent or Merger Sub in this Agreement or any other Ancillary Agreement or in any document, schedule, instrument or certificate delivered pursuant to this Agreement or any other Ancillary Agreement; and
                    (ii) any breach or violation of any convenant or agreement of Parent or Merger Sub to the extent required to be performed or complied with by Company Merger Sub prior to the Closing in or pursuant to this Agreement or any Ancillary Agreement.
          9.2 Representation, Cooperation; Settlement etc..
               (a) Each party agrees to give prompt notice to the other(s) of any claim which might give rise to a claim based on the indemnity contained in this Article, stating the nature and basis of the claim and the amount thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay actually and materially prejudices the Indemnifying Party.
               (b) In the event any claim, action, suit or proceeding is brought against a party (the “Indemnified Party”) with respect to which another party (the “Indemnifying Party”) may have liability under this Article, the Indemnified Party shall permit the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) to assume the defense of any such claim or any litigation resulting from such claim, provided, that (x) Parent shall not be required to permit the Shareholder Representative to assume the defense of any third party claim which if not paid, discharged or otherwise complies with would result in interruption or cessation of the conduct of Company’s or the Company Subsidiaries’ business and (y) the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) will have the right to defend the Indemnified Party against the claim only so long as (i) the claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (ii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) in connection with the defense of the claim, (iii) the claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement matter, and (iv) the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) conducts the defense of the claim actively and diligently. Failure of the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) to notify the Indemnified Party of its election to defend any such claim or action by a third party within 20 days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election. If the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom, including the retention of counsel reasonably satisfactory to the Indemnified Party, and holding the Indemnified Party harmless from and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits with costs) except with the written consent of the Indemnified Party nor enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional terms thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.
               (c) If the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) shall not assume the defense of any such claim by a third party or litigation resulting therefrom, and until the defense thereof is assumed the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnifying Party shall, in accordance with the provisions hereof, promptly reimburse the

Indemnified Party for the amount of any settlement reasonably entered into by the Indemnified Party and for all damage incurred, costs and expenses by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. Prior to any Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) assuming the defense of any claim pursuant to this Section 9.2, such Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) must first have agreed in writing to the satisfaction of the Indemnified Party, that the claim to be defended against is subject to Indemnification under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) may not assume the defense of any third party claim due to any of the factors set forth in the proviso of the first sentence of Section 9.2(a), the Indemnifying Party shall not be bound by any determination of any proceeding relating to such claim or any compromise of settlement effected with respect to such claim without the written consent of the Indemnifying Party (or the Shareholder Representative in the case of the Company Equityholders) which consent shall not be unreasonably withheld or delayed.
          9.3 Limitations of Liability.
               (a) The maximum liability of each Company Equityholder executing the Joinder Agreement’s for any claim for indemnification pursuant to Section 9.1(a)(i) shall not exceed the amount of such Company Equityholder’s Indemnification Share (as defined below) of ten percent (10%) of the Initial Merger Consideration; provided, however, that the limitation set forth in this Section 9.3(a) shall not apply to any claim for indemnification based on a breach of or inaccuracy in any representation or warranty contained in any of Sections 3.1(a), 3.2, 3.3(a), 3.3(b)(i) and (ii), 3.4, 3.10(a) (last sentence), 3.15 or 3.23. For purposes of this Agreement the “Indemnification Share” of a Company Equityholder executing a Joinder Agreement means a fraction the numerator of which is such Company Equityholder’s Pro Rata Share of the Merger Consideration and the denominator of which is the aggregate Pro Rata Shares of the Merger Consideration attributable to all Company Equityholders executing Joinder Agreements. For the avoidance of doubt, the parties hereto agree and acknowledge that any claims for indemnification by Parent Indemnified Persons under this Agreement shall, to the extent possible, first be made against the Escrow Fund, and that any payments therefrom to the Parent Indemnified Persons would be effective a payment by each Company Equityholder in accordance with their respective Pro Rata Shares.
               (b) No Company Equityholder shall have any obligation to indemnify any Parent Indemnified Person pursuant to the provisions of Section 9.1(a)(i) unless and until the aggregate of all Losses suffered or incurred by Parent which would otherwise be subject to indemnification hereunder exceeds $2,000,000 (the “Deductible”); provided, however, that all Losses suffered or incurred by Parent for Pre-Closing Tax Claims and the breach of or inaccuracy in any representation or warranty contained in any of Sections 3.1(a), 3.2, 3.3(a), 3.3(b)(i) and (ii), 3.4, 3.10(a) (last sentence), 3.15, 3.19 or 3.23 shall not be subject to the Deductible. Notwithstanding the foregoing, no Company Equityholder shall have any obligation to indemnify any Parent Indemnified Person pursuant to the provisions of Section 9.1(a)(i) with respect to any claim or series of related claims unless and until the aggregate of all Losses suffered or incurred in connection with such claim or series of related claims exceeds $50,000

(it being understood that all such Losses shall be subject to indemnification if such $50,000 threshold is exceeded).
               (c) In no event shall an individual Company Equityholder be jointly and severally liable for the fraud or breach of another Company Equityholder under the Support Agreement or Joinder Agreements.
          9.4 Remedies Exclusive. Except with respect to claims of fraud and except as provided in Article VIII and Section 10.7, from and after the Closing, the remedies provided in this Article IX shall be the exclusive remedies available the Indemnified Parties hereunder for the Losses suffered or incurred by an Indemnified Party pursuant to the this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that the remedies provided for in this Article IX (and Article VIII and Section 10.7) are fair and equitable and hereby waive any other remedies that might otherwise be available to them whether under law or at equity.
          9.5 No Circular Recovery; Other Matters.
               (a) Each Company Equityholder hereby agrees that it will not make any claim for indemnification against Parent, Company or any Company Subsidiary by reason of the fact that such Company Equityholder was a controlling person, director, employee or other Representative of Company or any Company Subsidiary or was serving as such for another person at the request of Company or any Company Subsidiary (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, charter, bylaw or other organizational document, contractual obligation or otherwise) with respect to any claim brought by a Parent Indemnified Person against such Company Equityholder under this Article IX or otherwise relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby. With respect to any claim brought by a Parent Indemnified Person against any Company Equityholder relating to the Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby, each Company Equityholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Company or any Company Subsidiary with respect to any amounts owed by such Company Equityholder pursuant to this Article IX.
               (b) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its affiliates may have against any other persons not a party to this Agreement with respect to the subject matter underlying such claim and the Indemnified Party shall use reasonable efforts to take, at the expense of the Indemnifying Party, such actions as the Indemnifying Party may reasonably request to perfect such subrogation.
               (c) Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance which results in an adjustment to the Merger Consideration pursuant to Sections 1.6, 1.7, 1.8, 5.14 or 5.15 would also constitute a breach or inaccuracy of any of Company’s representations, warranties, covenants or agreements under this Agreement, the Company Equityholders shall have no obligation to indemnify any

Parent Indemnified Persons with respect to such breach of inaccuracy to the extent that recovery for any such Loss would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to pursuant to Sections 1.6, 1.7, 1.8, 5.14 or 5.15.
               (d) All indemnification payments paid pursuant to this Agreement shall be treated as adjustments to the Merger Consideration for tax purposes.
          9.6 Recovery Not Affected By Knowledge. The right of any Indemnified Party to indemnification pursuant to this Article IX will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement.
ARTICLE X
MISCELLANEOUS
          10.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and Company at any time prior to the Effective Time; provided, however, that no such amendment or modification shall, without obtaining approval of the holders of Company Common Stock as required by law, (a) change the amount or form of the consideration to be received by Company’s stockholders in the Merger in exchange for the Company Common Stock, or (b) change any other term or condition of the Merger if such change would materially and adversely affect Company or the holders of any Company Common Stock.
          10.2 Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Company (with respect to any failure by Parent or Merger Sub) or Parent or Merger Sub (with respect to any failure by Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.
          10.3 Survival. All representations and warranties of Parent, Merger Sub and Company contained in this Agreement shall survive the Closing and terminate on June 30, 2007; provided, however, that (i) representations and warranties set forth in this Section 3.15 shall survive until thirty (30) days after the expiration of the statutory period of limitations including extensions thereof under the applicable law, (ii) the representations and warranties set forth in Section 3.5 shall survive until thirty six (36) months following the Closing Date and (iii) the representations and warranties set forth in Sections 3.1(a), 3.2, 3.3(a), 3.3(b)(i) and (ii), 3.4, 3.10(a) (last sentence), 3.23, 4.1, 4.2 and 4.7 shall survive in perpetuity. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All covenants and agreements contained herein which by their terms are to be performed in whole on or prior to the Closing Date shall not survive the Closing and shall thereupon terminate, except that claims for indemnification by Parent Indemnified Persons and claims for indemnification by the Company Equityholders in respect of any breach thereof may be made at any time prior to June 30, 2007. Any claims based on fraud shall survive in perpetuity.
          10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:
          if to Company, to:

Surgis, Inc.
30 Burton Hills Boulevard
Suite 450
Nashville, TN 37215
Telephone: 615-312-5570
Facsimile: 615-665-3013
Attention: George McGinn

With a copy to:

New Mountain Capital LLC
787 Seventh Avenue
49th Floor
New York, NY 10019
Telephone: 212-720-0300
Facsimile: 212-582-2277
Attention: Steven B. Klinsky

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: 212-735-3000
Facsimile: 212-735-2000
Attention: Sean C. Doyle, Esq.

if to Parent, or Merger Sub, to:

United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600
Addison, TX 75001

Telephone: 972-713-3500
Facsimile: 972-267-0084
Attention: Chief Executive Officer and General Counsel

With a copy to:

Ropes & Gray LLP
45 Rockefeller Plaza
New York, NY 10111
Telephone: 212-841-5700
Facsimile: 212-841-5725
Attention: Othon A. Prounis, Esq.

if to the Shareholder Representative, to:

New Mountain Capital LLC
787 Seventh Avenue
49th Floor
New York, NY 10019
Telephone: 212-720-0300
Facsimile: 212-582-2277
Attention: Steven B. Klinsky

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: 212-735-3000
Facsimile: 212-735-2000 Attention: Sean C. Doyle, Esq.
          10.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates or as collateral security to any provider of the Financing and (b) designate one or more of its affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any liability hereunder. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that individuals who were directors of Company at the Effective Time shall be third party beneficiaries of this Agreement with respect to Section 5.7 and the Parent Indemnified Persons and Seller Indemnified Persons not party hereto shall be third party beneficiaries of this Agreement with respect to Article IX.

          10.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.
          10.7 Specific Enforcement; Consent to Jurisdiction.
               (a) The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
               (b) Except as otherwise provided in Section 1.7, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware. Within ten (10) business days of the date hereof, Company shall duly appoint an agent to accept service of process in the State of Delaware and shall provide Parent with the name and contact information for such agent.
          10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          10.10 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.
          10.11 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.” For purposes of this Agreement, (i) the phrase “to the knowledge of

Company,” or words of similar import, shall mean the actual knowledge of the following executive officers of Company (after reasonable investigation by each of them): J. Michael Gould, Jot N. Hollenbeck, Joseph C. Hutts, George P. McGinn, Jr., Patrick A. Murphy, Derril W. Reeves and Eric L. Sutley and (ii) the phrase “to the knowledge of Parent,” or words of similar import, shall mean the actual knowledge of the following executive officers of Parent: William Wilcox, Mark Kopser, Jason Cagle and John Wellik.
          10.12 Entire Agreement. This Agreement including the exhibits hereto and the documents and instruments referred to herein (including the Company Disclosure Statement and the Parent Disclosure Statement, the Support Agreement, the Paying Agent Agreement, the Joinder Agreements, the Escrow Agreement and the other Ancillary Agreements), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.
          10.13 Definitions of Commonly Used Terms. When used in this Agreement:
               (a) “affiliate” means, with respect to any specified person at any time, each person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person at such time.
               (b) “business day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized to be closed.
               (c) “law” means any applicable law or regulation (whether civil, criminal or administrative) including, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency or other Governmental Entity.
               (d) “liability” means, with respect to any person, any liability or obligation of such person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required to be accrued on the financial statements of such person.
               (e) “ordinary course of business” means an action taken by any person in the ordinary course of the normal day-to-day operations of such person’s business which is consistent with the past customs and practices of such person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital).
               (f) “person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Entity or other entity of any kind.

               10.14 Rules of Construction(a) . Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.
               10.15 Shareholder Representative. Pursuant to the Joinder Agreements, Company Equityholders shall appoint the Shareholder Representative as the agent, proxy and attorney-in-fact for such Company Equityholders for all purposes under this Agreement and the Escrow Agreement and the Shareholder Representative shall accept such appointment. No Joinder Agreement shall be amended or modified and no substitute Shareholder Representative shall be appointed without the prior written consent of Parent. Without limiting the generality of the foregoing, from and after the Effective Time, the Shareholders Representatives shall be authorized to: (i) execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Company Equityholders necessary to effectuate the Closing and consummate the transactions contemplated hereby and by the Ancillary Agreements; (ii) take any and all actions on behalf of the Company Equityholders in connection with any claims made under or otherwise in connection with this Agreement (including to defend, settle and make payments in respect of such claims); (iii) take all actions on behalf of the Company Equityholders in connection with the escrow account established pursuant to the Escrow Agreement (including giving any instructions to the Escrow Agent, on behalf of the Company Equityholders), any amendment or waiver of any provisions of this Agreement or the Escrow Agreement and (iv) take all other actions to be taken by or on behalf of the Company Equityholders and exercise any and all rights which the Company Equityholders are permitted or required to do or exercise under this Agreement or the Escrow Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By:	/s/ William H. Wilcox

Its: President and CEO

PEAK ASC ACQUISITION CORP.

By:	/s/ William H. Wilcox

Its: President

SURGIS, INC.

By:	/s/ Joseph C. Hutts

Its: President and CEO
[Signature Page to Agreement and Plan of Merger]